Exhibit 10.15

GOLD POINTE CORPORATE CENTER

STANDARD LEASE AGREEMENT (OFFICE)

BETWEEN

GOLD POINTE E LLC,

A LIMITED LIABILITY COMPANY

AS “LANDLORD”

AND

EHEALTHINSURANCE SERVICES, INC.

A DELAWARE CORPORATION,

AS “TENANT”

JUNE 10, 2004

GOLD POINTE CORPORATE CENTER ‘E’

OFFICE GROSS LEASE AGREEMENT

Basic Lease Information

Terms and Definitions. For the purpose of this Lease, the following capitalized terms shall have the following definitions:

Lease Date:	June 10, 2004

Landlord:	Gold Pointe E LLC, A limited liability company c/o Panattoni Development Company 8401 Jackson Road Sacramento, California 95826

Tenant:	eHealthlnsurance Services, Inc. A Delaware Corporation

Tenant’s Notice Address:	11919 Foundation Place, Suite 100 Gold River, CA 95670

Tenant’s Billing Address:	11919 Foundation Place, Suite 100 Gold River, CA 95670

Tenant Contact:	Stuart Huizinga Phone Number: (408) 542-4880 Fax Number (408) 541-0882

Project:	That office development commonly known as Gold Pointe Corporate Center, which is comprised of five office buildings.

Building:	The two story building commonly known as 11919 Foundation Place, Gold River, California.

Premises:	For purposes of this Lease, “Usable Area” shall mean a measure of area expressed in square feet computed using BOMA Standards in effect as of the Commencement Date. BOMA Standards calculate Rentable Area to Usable Area factors (the “R/U Ratio”) for all floors of the Building. These R/U Ratios shall be averaged to determine an overall, full building R/U Ratio (the “Load Factor”). The Usable Area multiplied by the Load Factor shall determine the rentable area of the Premises, (the “Rentable Area”).

The Premises referred to in this Lease consist of approximately 25,000 rentable square feet, as shown in Exhibit A, Suite 100, on the east side of the first floor of the Building, which is 39.55% (“Tenant’s Proportionate Share”) of the rentable square feet of the Building. The actual square footage to be determined after final space planning. In no event shall the square footage be less than 20,000 rentable square feet.

Term:	The term shall be Sixty five (65) months from the Scheduled Lease Commencement Date (as hereinafter defined), which includes a five-month rent free period during the term as set forth in Section 5(b) below.

Scheduled Lease Commencement Date:	December 1, 2004

Scheduled Lease Expiration Date:	April 30, 2010

Business Hours:	The hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 1:00 p.m. Saturday (excepting Federally recognized holidays).

Base Rent:	$1.76 per rentable square foot of the Premises per month, as adjusted pursuant to Section 5.

Base Year:	2005 calendar year.

Lease Year:	The Base Year and each succeeding calendar year.

Use:	General office and any other lawful use approved in writing by Landlord, which shall not be unreasonably withheld.

Security Deposit:	$100,000.00

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Broker for Landlord:	Aguer Havelock 655 University Avenue, Suite 215 Sacramento, CA 95825

Broker for Tenant:	Aguer Havelock 655 University Avenue, Suite 215 Sacramento, CA 95825

LIST OF EXHIBITS

A	Description of Premises
A-l	Space Plans
B	Tenant Improvement Agreement
C	First Amendment to Lease and Acknowledgment
D	Rules and Regulations
E	Janitorial Specifications
F	Lender’s Standard Form Subordination Non-Disturbance Agreement
G	Signage Guidelines
H	Tenant Parking Area
I	Exclusions From Operating Expenses and Taxes

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GOLD POINTE CORPORATE CENTER

STANDARD LEASE AGREEMENT

(OFFICE)

This Standard Lease Agreement (“Lease”) is made and entered into by the Landlord and Tenant referred to in the Basic Lease Information. The Basic Lease Information attached to this Lease as page 1 and page 2 is hereby incorporated into this Lease by this reference.

1. PREMISES

(a) This Lease shall be effective as between Landlord and Tenant as of the Lease Date. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon the terms and conditions contained herein the Premises, which are more particularly described in Exhibit A attached hereto and made a part hereof (the “Premises”), including the tenant improvements (the “Tenant Improvements”) thereon presently existing or to be constructed in accordance with the “Tenant Improvement Agreement” attached as Exhibit B, which is made a part hereof by this reference. As hereinafter used in this Lease, the term “Building” shall refer to the entire structure in which the Premises are located, the term “Lot” shall refer to the Assessor’s tax parcel on which the Building is situated, and the term “Project” shall collectively refer to the Lot, the Building, and the Project Common Areas. This Lease confers no rights either with regard to the subsurface of the land below the ground level of the Building or with regard to airspace above the roof of the Building.

2. ACCEPTANCE OF PREMISES

Except as otherwise provided in this Lease, Tenant’s taking possession of the Premises shall constitute Tenant’s acknowledgment that the Premises are in good condition and that the Tenant Improvements are constructed in accordance with the Tenant Improvement Agreement, and that Tenant agrees to accept the same in its condition existing as of the date of such entry and subject to all applicable municipal, county, state and federal statutes, laws, ordinances, including zoning ordinances, and regulations governing and relating to the use, occupancy or possession of the Premises. Notwithstanding the foregoing, within fifteen (15) days following the date that Tenant takes possession of the Premises, Tenant shall deliver to Landlord a list of items (“Punch List Items”) that Tenant reasonably deems that Landlord must complete or correct in order for the Premises to be reasonably acceptable (which shall not include any items damaged by Tenant, its agents, employees, contractors and/or subcontractors) per Exhibit B. Within thirty (30) days following Landlord’s receipt of the Punch List Items, to the extent commercially possible, Landlord shall complete and/or correct such items set forth on the Punch List Items using its good faith efforts and due diligence. No promise of Landlord to alter, remodel, repair or improve the Premises or the Building and no representation, express or implied, respecting any matter or thing related to the Premises or Building or this Lease (including, without limitation, the condition of the Building or Premises) have been made to Tenant by Landlord, its agents or employees, other than as set forth in the Tenant Improvement Agreement and as otherwise provided in this Lease.

3. PROJECT COMMON AREAS

The term “Project Common Areas” shall refer to all areas and facilities outside the Premises and within the Project that are provided and designated by Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and of other lessees in the Project and their respective employees, suppliers, shippers, customers, and invitees. Landlord hereby grants to Tenant, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Project Common Areas as they exist from time to time, subject to any rules, regulations, and restrictions governing the use of the Project as from time to time made or amended by Landlord. Under no circumstances shall the right granted herein to use the Project Common Areas be deemed to include the right to store any property in the Project Common Areas. Provided that Landlord, using its commercially reasonable efforts, does not unreasonably interfere with Tenant’s use of the Premises, Landlord reserves the right at any time and from time to time, to: (i) make alterations in or additions to the Project and to the Project Common Areas; (ii) close the Project Common Areas to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication of any of the Project Common Areas or the accrual of any rights of any person or of the public to the Project Common Areas; (iii) temporarily close any of the Project Common Areas for maintenance purposes; and (iv) promulgate reasonable and nondiscriminatory rules and regulations governing the use of the Project Common Areas.

4. TERM AND POSSESSION

Subject to and upon the terms and conditions set forth herein, the Term of this Lease shall be for the period specified in the Basic Lease Information, commencing upon the earlier of the following dates (the “Scheduled Lease Commencement Date”): (i) the date on which the Premises are Substantially Complete (as defined below); (ii) the date on which the Premises would have been Substantially Complete had there been no delays caused by or attributable to the Tenant; or (iii) the date upon which the Tenant takes possession of the Premises with the Landlord’s written consent. Landlord shall give Tenant forty-five (45) days prior written notice as to when the Scheduled Lease Commencement Date shall occur. Within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute an amendment to this Lease (“First Amendment to Lease and Acknowledgment”) setting forth the Lease Commencement Date and the expiration date of the term of the Lease, which shall be in the form attached hereto as Exhibit C. For purposes of the foregoing, the Premises shall be deemed to be “Substantially Complete” when (i) Tenant is tendered direct access to the Premises with building services (sanitary sewer, public water, electrical, elevator, HVAC service and fire suppression services operational) ready to be furnished to the Premises, (ii) a certificate of occupancy (temporary or final) has been issued by the

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appropriate governmental entity, and (iii) the identified construction to be provided by Landlord, as set forth in the Tenant Improvement Agreement has been completed, with the exception of the Punch List Items. Landlord shall provide Tenant with not less than thirty (30) days prior written notice of the anticipated date that the Premises shall be Substantially Complete. Tenant shall be permitted access to the Premises prior to the Commencement Date to perform construction relating to the installation of telephone, computers, data/phone cabling, furniture and special fixtures not installed by Landlord, provided Tenant does not interfere or impede Landlord in construction of tenant improvements, and provided further that evidence of insurance as hereinafter required is delivered to Landlord prior to occupancy. Landlord shall Substantially Complete the Premises by the Scheduled Lease Commencement Date as set forth in the Basic Lease Information, plus extensions thereto equal to the durations of (i) any delays beyond the reasonable control of Landlord, such as acts of God, fire, earthquake, acts of a public enemy, riot, insurrection, unavailability of materials, governmental delays in issuing permits, approvals or inspections, governmental restrictions on the sale of materials or supplies or on the transportation of such materials or supplies, strike or shortages directly affecting construction or transportation of materials or supplies, shortages of materials or labor resulting from government controls, weather conditions, or any other cause or events beyond the reasonable control of Landlord (collectively, “Force Majeure Event”), or (ii) delays caused by or attributable to the Tenant (“Tenant Delays”). The parties agree that if Landlord is unable to Substantially Complete the Premises by the Scheduled Lease Commencement Date, plus any extension thereto pursuant to this Section, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, and the expiration date of the Term of this Lease shall be extended for such delay; but in such event, Tenant shall not be liable for any Rent until the Lease Commencement Date; provided, however if such delays were caused or attributable to the Tenant, Rent shall commence as of the Scheduled Lease Commencement Date. Notwithstanding the foregoing, and provided that the Lease Agreement is fully executed by June 14, 2004, in the event Landlord is unable to Substantially Complete the Premises by December 22, 2004 for any reason (other than as a result of Tenant Delays). (i) Tenant shall receive two (2) rent free days for each day following December 22, 2004 that Landlord is unable to Substantially Complete the Premises and deliver possession to Tenant, and (ii) if Landlord’s failure to Substantially Complete the Premises continues for a period longer than sixty (60) days after the December 22, 2004 date. Tenant shall have the right to terminate this Lease without further liability and receive a full refund of the Security Deposit (defined below) upon written notice to that effect delivered to Landlord at any time after such sixty (60) day period and prior to the date that Landlord is able to Substantially Complete the Premises and tender possession of the Premises to Tenant.

5. BASE RENT

(a) Tenant agrees to pay Landlord the Base Rent for the Premises, without prior notice, demand, deduction or offset (except as expressly set forth in this Lease), as adjusted from time to time in the manner set forth in this Section 5. Landlord agrees to accept payment of Base Rent pursuant to wire transfer from Tenant. The term “Rent” as used in this Lease shall mean Base Rent, Tenant’s Proportionate Share of Operating Expenses and any other amounts owing from Tenant to Landlord pursuant to the provisions of this Lease. The Base Rent shall be payable in advance on or before the first day of each month throughout the term of the Lease. Base Rent for any period during the term hereof which is for less than one month shall be a prorated portion of the monthly installment based upon a thirty (30) day month.

(b) The Base Rent shall be as follows:

Months 00-05:    Free of Rent and Operating Expenses.

Months 06-35:    $1.76 per rentable square foot per month.

Months 36-65:    $1.85 per rentable square foot per month.

(c) If the amount of Rent or any other payments due under this Lease violates the terms of any governmental restrictions on such Rent or payment, then the Rent or payment due during the period of such restrictions shall be the maximum amount allowable under those restrictions.

6. SECURITY DEPOSIT

Tenant agrees to deposit with Landlord upon execution of this Lease, a security deposit as stated in the Basic Lease Information (the “Security Deposit”), which sum shall be held and owned by Landlord, without obligation to pay interest, as security for the performance of Tenant’s covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant’s default. Upon the occurrence of any event of default by Tenant, Landlord may from time to time, without prejudice to any other remedy provided herein or by law, use such fund as a credit to the extent necessary to credit against any arrears of Rent or other payments due to Landlord hereunder, and any other foreseeable damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant within forty five (45) days after the termination of this Lease, reduced by such amounts as may be reasonably required by Landlord to remedy defaults on the part of Tenant in the payment of Rent or other obligations of Tenant under this Lease, to repair damage to the Premises, Building or Project caused by Tenant or any Tenant’s Parties and to clean the Premises. Landlord may use and co-mingle the Security Deposit with other funds of Landlord. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of any Regulations, now or hereinafter in force, which restricts the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits.

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7. OPERATING EXPENSES

(a)	For the purpose of this Section 7(a) and this Lease, the following terms are defined as follows:

(1)	“Base Year” shall mean the calendar year set forth in the Basic Lease Information.

(2)	“Tenant’s Proportionate Share” of the total rentable area of the Building as set forth as a percentage in the Basic Lease Information, however, Landlord and Tenant acknowledge that if the number of buildings which constitute the Project increases or decreases, or if physical changes are made to the Premises, Building or Project or the configuration of any thereof, Landlord may at its discretion reasonably adjust Tenant’s Proportionate Share of the Building or Project to reflect the change. Landlord’s determination of Tenant’s Proportionate Share of the Building and of the Project shall be conclusive so long as it is reasonably and consistently applied.

(3)	“Operating Expenses” shall mean all costs and expenses paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in connection with the operation, repair, replacement and maintenance of the Building and the Project, including the following costs by way of illustration, but not limitation: (i) salaries, wages, compensation, benefits, pension or contributions and all medical, insurance and other fringe benefits paid to, for or with respect to all persons (whether they be employees of Landlord, its managing agent or any independent contractor) for their services in the operation (including security services), maintenance, repair or cleaning of the Project or Building, and payroll taxes, worker’s compensation, uniforms and dry cleaning costs for such persons; (ii) payments under service contracts with independent contractors for operating (including providing security services, if any), maintaining, repairing or cleaning the Project or Building or any portion thereof or any fixtures or equipment therein; (iii) all costs for electricity, water, gas, steam, sewer and other utility services to the Project or Building, including any taxes on any such utilities; (iv) repairs and replacements which are appropriate to the continued operation of the Building as a first-class office building; (v) cost of lobby decoration, painting and decoration of non-tenant areas; (vi) cost of landscaping in, on or about the Project or Building; (vii) cost of building and cleaning supplies and equipment, cost of replacements for tools and equipment used in the operation, maintenance and repair of the Project or Building and charges for lobby and elevator telephone service for the Building; (viii) financial expenses incurred in connection with the operation of the Project or Building, such as insurance costs, including, but not limited to, any premiums, deductibles and other costs of insurance, as Landlord may, in its reasonable discretion, from time to time carry (including, without limitation, liability insurance, fire and casualty insurance, rental interruption insurance, flood and earthquake insurance, and any other insurance), attorneys’ fees and disbursements, auditing and other professional fees and expenses, association dues and any other ordinary and customary financial expenses incurred in the ordinary course in connection with the operation of the Project and Building; (ix) fees payable to a property management company (which may be owned or controlled by Landlord or Landlord’s principals) for the property and asset management of a first-class office building. Such property management fee (“PMF”) shall initially be set at two percent (2%) of the Building’s Gross Revenue, and in any subsequent Lease Year such PMF shall not exceed one hundred and ten percent (110%) of the previous years PMF; (x) the cost of capital improvements made by Landlord in order (i) to conform to any changes enacted after the Commencement Date in laws, rules, regulations or requirements of any governmental authority having jurisdiction, or of the board of fire underwriters or similar insurance body, provided that such expense, if a capital expenditure as determined by generally accepted accounting procedures, shall be amortized on a straight line basis over such expenditure’s useful life using a useful life determined under generally accepted accounting procedures and commercially reasonable standards, and only such amortized portion shall be included in Operating Expenses, not to exceed One Hundred Thousand and No/100ths Dollars ($100,000.00) in any given Lease Year (which limitation shall apply only during the initial Term of this Lease), or (ii) to effect a labor saving, energy saving or other economy, which cost shall be included in Operating Expenses for the Lease Year in which such improvement was made not in excess of the savings resulting from such expenditure; (xi) reasonable costs for accounting, legal and other professional services incurred in the operation of the Project and Building; (xii) rental payments made for equipment used in the operation and maintenance of the Project; (xiii) the cost of governmental licenses and permits, or renewals thereof, necessary for the operation of the Project and/or Building; (xiv) sales, use and excise taxes on goods and services; (xv) real property taxes, assessments and bonds (collectively, “Real Estate Taxes”), which shall include, but not be limited to, any and all taxes, assessments, water and sewer charges and other similar governmental charges levied on or attributable to the Project, including the Building and the Lot, or their operation, ordinary and extraordinary, substitute and additional, unforeseen as well as foreseen, present and future, of any kind and nature whatsoever, including without limitation, (i) real property taxes or assessments levied or assessed against the Project, including the Building and the Lot, (ii) assessments or charges levied or assessed against the Project, including the Building and the Lot by any redevelopment agency, (iii) any tax measured by gross rentals received from the leasing of the Premises, Building or Project, excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the state or federal government or their agencies, branches or departments; provided that

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if at any time during the term any governmental entity levies, assesses or imposes on Landlord any (1) general or special, ad valorem or specific, excise, capital levy or other tax, assessment, levy or charge directly on the rent received under this Lease or on the rent received under any other leases of space in the Building or the Project, or (2) any license fee, excise or franchise tax, assessment, levy or charge measured by or based, in whole or in part upon such rent, or (3) any transfer, transaction, succession, gift, transit, or similar tax, assessment, levy or charge based directly or indirectly upon the transaction represented by this Lease or such other leases, or (4) any occupancy, use, per capita or other tax, assessment, levy or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within the Building or the Project, then any such taxes, assessments, levies and charges shall be deemed to be included in real property taxes and assessments (real estate taxes and assessments shall also include the reasonable cost to Landlord of contesting the amount, validity, or applicability of any real estate taxes and assessments); (xvi) costs associated with the maintenance of the Building management offices or related facilities in the Building, including the fair rental value of any space occupied for such purposes in the event the Landlord performs such management services itself, or the rental paid to Landlord for such space by any management company in the event that Landlord employs a management company to provide such services (in no event, however, will such management office or related facility exceed 2,000 square feet); and (xvii) all other reasonable or necessary expenses paid in connection with the operation, maintenance, repair, replacement and cleaning of the Project and Building.

Any costs or expenses of the nature described above shall be included in Operating Expenses for any Lease Year no more than once, notwithstanding that such cost or expenses may fall under more than one of the categories listed above. Operating Expenses shall not be reduced as a result of Tenant performing for itself any of the services that Landlord provides for the Project or the tenants thereof. Landlord may use related or affiliated entities to provide service or furnish materials for the Project; provided the fees and charges of such related and affiliated entities do not exceed the reasonable fees charged in the applicable industry for a project similar to the Project.

The Operating Expenses that vary with occupancy (“Varying Operating Expenses”) and that are attributable to any Lease Year (including the Base Year) in which less than ninety-five percent (95.00%) of the rentable area of the Building is occupied by tenants will be adjusted by Landlord to the amount that Landlord reasonably believes they would have been if ninety-five percent (95.00%) of the rentable area of the Building had been occupied. Additionally, Real Estate Taxes for the Base Year shall be adjusted to be based upon a fully completed Building, with full completion of all tenant improvements constructed therein consistent with finishes generally utilized by similar first-class projects in the vicinity of the Building.

Operating Expenses specifically exclude the items listed in Exhibit I “Exclusion From Operating Expenses and Real Estate Taxes.”

(4)	Tenant’s Proportionate Share of Operating Expenses shall be payable by Tenant to Landlord as follows:

(i)	Beginning with the Lease Year following the Base Year and for each Lease Year thereafter, Tenant shall pay Landlord an amount equal to Tenant’s Proportionate Share of the Operating Expenses incurred by Landlord in the Lease Year which exceeds the total amount of Operating Expenses payable by Landlord for the Base Year. This excess is referred to as the “Excess Expenses.”

(ii)	To provide for current payments of Excess Expenses, Tenant shall, at Landlord’s request, pay as additional rent during each Lease Year, an amount equal to Tenant’s Proportionate Share of the Excess Expenses payable during such Lease Year, as estimated and modified by Landlord from time to time, but not in excess of once per Lease Year. Such payments shall be made in monthly installments, commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first day of the month following the month in which Landlord gives Tenant a new notice of estimated Excess Expenses. It is the intention hereunder to estimate from time to time the amount of the Excess Expenses for each Lease Year, including the Lease Year immediately following the Base Year, and Tenant’s Proportionate Share thereof, and then to make an adjustment in the following year based on the actual Excess Expenses incurred for that Lease Year.

(iii)	On or before April 1 of each Lease Year after the first Lease Year (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement (“Expense Statement”) setting forth Tenant’s Proportionate Share of the Excess Expenses for the preceding Lease Year; provided, however, that the failure of Landlord to supply such statement shall not constitute a waiver of Landlord’s rights to collect for such Excess Expenses, except, however, in the event that Landlord’s failure to provide such statement exceeds three hundred sixty five (365) days after the Expiration Date

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of the Lease, Landlord’s right to collect such Excess Expenses shall terminate at such time. If Tenant’s Proportionate Share of the actual Excess Expenses for the previous Lease Year exceeds the total of the estimated monthly payments made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within thirty (30) days of the receipt of the statement. If such total exceeds Tenant’s Proportionate Share of the actual Excess Expenses for such Lease Year, then Landlord shall credit against Tenant’s next ensuing monthly installment(s) of Excess Expense an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord on the Expiration Date, Landlord shall pay Tenant the amount of the credit within thirty (30) days following the determination of such amount. The obligations of Tenant and Landlord to make payments required under this Section 7 shall survive the Expiration Date. Tenant’s Proportionate Share of Excess Expenses in any Lease Year having less than 365 days shall be appropriately prorated.

(iv)	For a period of six (6) months after receipt of the Expense Statement, Tenant, or its representatives, shall be entitled, upon ten (10) days prior written notice and during normal business hours, at the office of the Building’s property manager or such other place as Landlord shall reasonably designate, to inspect, copy and examine those books and records of Landlord relating to the determination of Excess Expenses for the immediately preceding Lease Year. Failure of Tenant to request such inspection within such six (6) month period shall render such Expense Statement conclusive and binding on Tenant. If, after inspection and examination of such books and records, Tenant disputes the amounts of the Excess Expenses charged by Landlord, Tenant may, by written notice to Landlord, request an independent audit of such books and records. The independent audit of the books and records shall be conducted by an independent public accounting firm reasonably acceptable to both Landlord and Tenant, which shall be compensated on an hourly basis only. If, within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting an audit, Landlord and Tenant are unable to agree on an independent public accounting firm to conduct such audit, then Landlord may designate a nationally recognized accounting firm not then employed by Landlord or Tenant to conduct such audit. The audit shall be limited to the determination of the amount of Excess Expenses for the subject Lease Year. If the audit discloses that the amount of Excess Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Excess Expenses for the subject Lease Year by more than five percent (5.00%), in which case Landlord shall pay all costs and expenses of the audit. Tenant and the CPA shall keep any information gained from such audit confidential and shall not disclose it to any other party. The exercise by Tenant of the audit rights hereunder shall not relieve Tenant of its obligation to timely pay all sums due hereunder, except the disputed Excess Expenses which shall be paid by Tenant within fifteen (15) days of the completion of the audit.

8. USE

Tenant shall use the Premises for the uses set forth in the Basic Lease Information, and shall not use the Premises for any other purposes. Tenant shall be solely responsible for obtaining any necessary governmental approvals of such use. Tenant shall not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s use, Tenant shall pay to Landlord within thirty (30) days before the date Landlord is obligated to pay a premium on the insurance, or within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord’s insurance carrier stating that the rate increase was caused solely by an activity of Tenant on the Premises as permitted in this Lease, whichever date is later, a sum equal to the difference between the original premium and the increased premium. Landlord reserves the right to prescribe the weight and position of all safes, fixtures and heavy installations that Tenant desires to place in the Premises so as to distribute properly the weight, or to require plans prepared by a qualified structural engineer for such heavy objects, which shall be prepared at Tenant’s sole cost and expense.

9. COMPLIANCE WITH THE LAW

(a) Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law or rule, regulation, or requirement of any duly constituted public authorities now in force or which may hereafter be enacted or promulgated, or subject Landlord to any liability for injury to any person or property by reason of any business operation being conducted in or about the Premises. Subject to Section 9(b) below, to the extent required due to Tenant’s specific use of the Premises, alterations of the Premises, or as a result of Tenant’s application for permits or authorizations, as opposed to compliance required by all tenants of the Project, Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, including, but not limited to, the Americans with Disabilities Act (“ADA”) of 1990 (42 U.S.C. 12101 et seq.), any amendment thereto or regulations promulgated thereunder, or state or local ordinances or codes enacted pursuant thereto; or requirements of any board or fire insurance underwriters or other similar bodies, now or hereafter constituted, relating to or affecting the condition, use, or occupancy of the Premises by Tenant, excluding structural changes not related to or affected by Tenant’s improvements or acts. The final judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance, or governmental rule, regulation, or requirement, shall be conclusive of that fact as between Landlord and Tenant.

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(b) Landlord represents and warrants that the Building, Premises and Project Common Area, as of the Commencement Date to the extent such were constructed by or caused to be constructed by Landlord, are in compliance with all laws, statutes, ordinances and governmental rules, regulations including, but not limited to ADA. At its sole expense, Landlord shall correct any noncompliance noted by Tenant (only to the extent that such non-compliance existed under the laws effective at the Commencement Date of the Lease), in writing during the period of one hundred and eighty (180) days after the Commencement Date (the “Warranty Period”). The foregoing representation and warranty of Landlord does not (i) include any improvements constructed or caused to be constructed by any other tenant of the Project and/or Tenant, and/or (ii) affect the Tenant’s obligations pursuant to Section 9(a) above and/or (iii) apply to the use to which Tenant will put the Premises. In the event Landlord’s representation or warranty in this section is finally determined to be incorrect, as Tenant’s sole remedy, Landlord shall be responsible for promptly taking actions to cause such compliance, at Landlord’s sole cost and expense.

10. ALTERATIONS AND ADDITIONS

(a) Excepting the supplemental HVAC approved by Landlord pursuant to Schedule 2 to Exhibit B attached hereto, Tenant shall not make or suffer to be made any non-structural alterations, additions, or improvements (collectively, “Alterations”) to or of the Premises, or any part thereof, without first obtaining the written consent of Landlord, which shall not be unreasonably withheld or delayed; provided, however, if the Alterations would adversely affect the structure or safety of the Building or its electrical, plumbing, HVAC, mechanical or safety systems, or if such Alterations would create an obligation on Landlord’s part to make modifications to the Building, Landlord may withhold its consent in its sole and absolute discretion. Notwithstanding the foregoing, without the prior consent of Landlord, but with the prior notice to Landlord, Tenant shall be entitled to make Alterations within the Premises, provided that (i) the cost of construction such Alterations does not exceed Ten Thousand and No/l00ths Dollars ($10,000.00) per project in the aggregate, and (ii) does not effect the plumbing, electrical, structural or mechanical systems of the Building, and (iii) Tenant otherwise complies with the provisions of this Section. All Alterations shall comply with all applicable laws, statutes and ordinances, which include, but are not limited to ADA. Any Alterations to or of said Premises, including, but not limited to, wall covering, paneling, and built-in cabinet work, but excepting movable furniture and trade fixtures, shall on the expiration of the Term become a part of the realty and belong to Landlord, and shall be surrendered with the Premises. However, Landlord shall provide written notice to Tenant prior to the construction of such Alteration whether Tenant will be required to remove such Alteration and restore the Premises to its original condition upon the expiration of the Term. If Landlord so states, Tenant, at its own cost shall restore the Premises to its original condition upon the expiration of the Term. Upon Landlord’s approval of the requested Alterations, Tenant shall secure all necessary permits, if applicable. Before Landlord’s consent to such Alterations, Tenant shall submit detailed specifications, floor plans and necessary permits (if applicable) to Landlord for review. In no event shall any Alterations affect the structure of the Building or its facade. As a condition to its consent, Landlord may request adequate assurance that all contractors who will perform such work have in force workman’s compensation and such other employee and public liability insurance as Landlord deems necessary, and where the Alterations are material, Landlord may require Tenant or its contractors to post adequate completion and performance bonds. In the event Landlord consents to the making of any Alterations to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, completed to the reasonable satisfaction of Landlord, and the contractor or person selected by Tenant to make the same must first be approved in writing by Landlord which approval shall not be unreasonably withheld or delayed. If Tenant makes any Alterations to the Premises as provided in this Section, the Alterations shall not be commenced until ten (10) business days after Landlord has received notice from Tenant stating the date the installation of the Alterations is to commence so that Landlord can post and record an appropriate notice of non-responsibility. Tenant shall reimburse Landlord for any expenses incurred by Landlord in connection with the Alterations made by Tenant, including any reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant, and the cost of updating the existing as-built plans of the Building to reflect the Alterations, not to exceed One Thousand and No/l00ths Dollars ($1,000.00) in total per Alteration. Tenant shall indemnify, defend and hold the Landlord, the Building and the Premises free and harmless from any liability, loss, damage, cost, attorneys’ fees and other expenses incurred on account of such construction, or claims by any person performing work or furnishing materials or supplies for Tenant or any persons claiming under Tenant.

(b) Landlord agrees that, subject to Tenant’s compliance with Section 10(a) above, Tenant shall be entitled to install a satellite/microwave dish upon the roof of the Building in a location reasonably acceptable to Landlord and Tenant. Tenant acknowledges that view aesthetics of the Building shall be considered in the placement of such dish. Tenant shall be responsible for the maintenance and repair of such dish and shall remove, at Tenant’s cost, such dish from the roof of the Building upon the expiration or earlier termination of this Lease and shall repair any damage caused thereby and reseal any roof penetrations.

11. REPAIRS AND MAINTENANCE:

(a) By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good and sanitary order, condition and repair, excepting the Punch List Items, any defects (or noncompliance with laws) in the Premises noted by Tenant in writing to the Landlord during the Warranty Period and latent defects in the construction done by Landlord, its agents, employees, contractors, and subcontractors. Tenant shall, at Tenant’s sole cost and expense, maintain the Premises, in good, clean and first-class condition and repair. Without limiting the generality of the foregoing, Tenant shall be solely responsible for maintaining and repairing all fixtures, non-building standard electrical lighting, ceilings and floor coverings, windows, doors, plate glass, skylights, and interior walls within the Premises using the same quality of materials as used in the original construction. In addition, Tenant shall be responsible for all repairs made necessary by Tenant or Tenant’s invitees.

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Landlord acknowledges that Tenant shall have no obligation to repair or maintain any areas of the Project outside of the Premises, unless such repair or maintenance is required due to acts of Tenant, its agents, employees, contractors and subcontractors. Excepting maintenance, repairs or replacements required due to the negligence or willful misconduct of Landlord, its agents, employees, contractors and subcontractors, Tenant acknowledges that Landlord shall have no obligation to maintain, repair or replace any telecommunications or computer cabling or wiring which is located in the Premises or which exclusively serves the Premises (collectively, “Cabling”), except in the event that such would be required due to Landlord’s negligent acts or omissions. Tenant shall, at Tenant’s expense, contract with Pacific Bell or another reputable contractor to maintain the Cabling. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises except as specifically set forth in this Lease. Under no circumstances shall Tenant make any repairs to the Building or to the mechanical, electrical or heating, ventilating or air conditioning systems of the Premises or the Building, unless such repairs are previously approved in writing by Landlord. Tenant waives the provisions of 1931(1), 1941 and 1942 of the California Civil Code, and any similar or successor law regarding Tenant’s right to make repairs and deduct expenses of such repairs from the Rent due under this Lease.

(b) Landlord shall operate the Building to a standard or quality consistent with that of other first-class projects in the immediate geographical area and shall (i) provide janitorial service to the Premises on a five (5) day a week basis (excepting holidays described in the Basic Lease Information), consistent with the janitorial specification attached hereto as Exhibit E, (ii) provide nonexclusive, non-attended automatic passenger elevator service at all times, (iii) replace Building standard lamps, starters and ballasts (all nonstandard lighting within the Premises shall be the responsibility of Tenant).

(c) Landlord shall be responsible for maintaining and repairing all structural portions and latent defects of the Building (to the extent constructed by Landlord, its agents, employees, contractors and/or subcontractors), and shall maintain the roof, sidewalls, and foundations of the Building in good, clean and safe condition and repair. Landlord shall be entitled to approve, in its sole discretion, the sealing of any roof penetrations caused by Tenant Improvements. Landlord shall also maintain all landscaping, driveways, parking lots, fences, signs, sidewalks and the Project Common Areas. Landlord shall be responsible for maintenance and repair of all plumbing, heating, electrical, air conditioning and ventilation systems. Except as otherwise provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord making any reasonable repairs or changes which Landlord is required or permitted by this Lease or by any other tenants’ lease or required by law to make in or to any portion of the Building or the Premises. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business at the Premises. If Tenant fails to maintain the Premises as required in Section 11(a), Landlord may give Tenant thirty (30) days’ written notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work within such time period and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the Prime Rate plus two percent (2%) per annum, from the date of such work, but not to exceed the maximum amount then allowed by law. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as the result of performing any such work. For the purpose of this Lease, the “Prime Rate” shall mean the rate, or base rate, reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) on the first date on which The Wall Street Journal is published in the month preceding the month in which the subject costs are incurred.

(d) If Landlord fails to provide repairs or maintenance as required under this Lease, and such failure interferes with Tenant’s use of the Premises, and Tenant has notified Landlord of the necessity of such repairs or maintenance in writing, then Tenant may perform such repairs or maintenance at Landlord’s cost by taking whatever action is reasonably necessary to do so, provided:

(1) Tenant gives Landlord (and any mortgagee whose address has been provided to Tenant) notice of Tenant’s intent to take such action at least ten (10) business days prior to taking any such action. Landlord further fails or refuses to commence repairs within three (3) business days after a second written notice to Landlord and such mortgagee (which notice cannot be effective until the lapse of the aforementioned ten (10) business day period) (if the nature of the required repair is such that Landlord’s failure to act is reasonably likely to result in injury to Tenant’s employees or visitors, or damage to Tenant’s personal property, the aforementioned notice period shall be one (1) business day, and there shall be no requirement that Tenant notify Landlord’s mortgagee);

(2) If such repairs or maintenance will affect the Building’s electrical or mechanical systems, or the structural integrity of the Building. Tenant shall use only those contractors used by Landlord in the Building that work on the Building’s systems, equipment or structure (unless such contractors are unwilling or unable to perform such work, or the urgent nature of the required repair makes using those contractors impractical, in which events Tenant may utilize the services of any other qualified contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed).

If Landlord does not deliver a detailed written reasonable objection to Tenant within thirty (30) days after receipt of any invoice from Tenant of the reasonable costs and expenses incurred by Tenant in so repairing or maintaining (such invoice to contain a reasonably particularized breakdown of the costs and expenses incurred by Tenant in connection therewith) then Tenant shall be entitled to deduct from Rent next due the amount set forth in such invoice (to the extent not previously paid by Landlord).

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12. WASTE

Tenant shall not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance (which includes excessive noise and/or vibration) to owners or occupants of adjacent properties or to other tenants of the Building.

13. LIENS

Tenant shall keep the Premises and the Project is free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. For any work in excess of One Hundred Thousand and No/l00ths Dollars ($100,000.00), Landlord may require, at its sole option, that Tenant shall provide to Landlord, at Tenant’s sole cost and expense, labor and materials or a completion bond in an amount equal to one and one-half (1 1/2) times any and all estimated cost of any improvements, additions, or alterations to the Premises to be made by Tenant, to insure Landlord against any liability for mechanics’ and materialmen’s liens and to insure completion of work. Landlord may, at its election, and upon ten (10) days’ notice to Tenant, remove any liens, in which case Tenant shall pay to Landlord the cost of removing the lien, including reasonable attorneys’ fees. Landlord shall have the right at all times to post on the Premises any notices permitted or required by law for the protection of Landlord, the Premises, the Building or the Project from mechanics’ and materialmen’s liens. To the extent a lien arises out of any work performed, materials furnished, or obligations incurred by Tenant, Tenant shall have thirty (30) days to remove such lien, or provide a bond to Landlord in an amount sufficient to satisfy the lien.

14. UTILITIES AND SERVICES

(a) Landlord agrees to furnish to the Premises during the Business Hours, subject to the conditions and in accordance with the standards set forth in this Lease, adequate quantities of electric current for normal lighting and fractional horsepower office machines, water for lavatory and drinking purposes (hot and cold), heat and air conditioning required in the comfortable use and occupation of the Premises, and elevator service by non-attended automatic elevators. Tenant acknowledges and agrees that Landlord may impose a reasonable charge for the use of any additional or unusual janitorial services required by Tenant’s carelessness or the nature of Tenant’s business. Landlord shall not be obligated to service, maintain, repair or replace any system or improvement in the Premises that has not been installed by Landlord at Landlord’s expense, or which is a specialized improvement requiring additional or extraordinary maintenance or repair (by way of example only, if the standard premises in the Building contain fluorescent light fixtures, Landlord’s obligation shall be limited to the replacement of fluorescent light tubes, irrespective of any incandescent fixtures that may have been installed in the Premises at Tenant’s expense). Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of rent by reason of Landlord’s failure to furnish any of the foregoing when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character or for any other causes; provided, however, Landlord shall use its reasonable efforts to cause such services to be restored as soon as possible. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to the interruption or failure of any services to be provided under this Lease.

(b) If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected by reason of any lights, machines or equipment used by Tenant in the Premises utilized in excess of the utilities provided to the Premises, or by the occupancy of the Premises by more persons than are contemplated by the design criteria of the HVAC systems, then Landlord shall have the right to install machines or equipment that Landlord reasonably deems necessary to restore temperature balance, including modifications to the standard air-conditioning equipment and electrical systems serving the Premises. The cost of any such equipment and modifications, including the cost of installation and any additional cost of operation and maintenance of the same, shall be paid by Tenant to Landlord upon demand.

(c) Tenant acknowledges and agrees that Tenant’s use of the Premises during Non-Business Hours imposes additional burden on the Project’s janitorial services, fluorescent light tubes, HVAC and electrical services, and the Project Common Areas. Accordingly, non-Business Hours use of services will be made available to Tenant through an access or override switch accessible to Tenant from the Premises and will be billed as an after hours rent assessment. After hours use will be metered and such costs will be payable by Tenant to Landlord upon demand. Such costs are estimated to be $20.00 per hour per unit and subject to change due to increases in electrical and maintenance costs. Tenant shall be entitled to access to the Premises, Building and Project Common Areas, twenty-four (24) hours a day, three hundred sixty five (365) days a calendar year.

(d) Except as otherwise provided in the Tenant Improvement Agreement, Tenant shall not, without the prior consent of Landlord, connect to the utility systems of the Building any apparatus, machinery or other equipment except typical office machines, devices such as electric typewriters, word processors, mini and micro-computers and office-size photocopiers, and microwave ovens and coffee machines. Nor shall Tenant, without the prior written consent of Landlord, connect to any electrical circuit in the Premises any apparatus or equipment with power requirements that exceed the designed electrical capacity of the Premises as described in the Work Letter. Tenant shall pay the cost of all utilities and services supplied to Tenant in connection with Tenant’s use of additional office equipment approved by Landlord hereunder. Except as provided in the Tenant Working Drawings, Tenant shall not, without the prior consent of Landlord, connect to any dedicated electrical circuit in the Premises electrical apparatus or equipment of any type having in the aggregate electrical power requirements in excess of one and one-half (1.5) amps per outlet. Notwithstanding Landlord’s consent to such excess loading of circuits, Tenant shall pay the cost of any additional or above-standard capacity electrical circuits necessitated by such excess loading circuits and the installation thereof.

(e) All sums payable hereunder by Tenant for additional services or for excess utility usage shall be payable within thirty (30) days after written request from Landlord, including reasonable supporting documentation,

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except that Landlord may require Tenant to pay monthly for the estimated cost of Tenant’s excess utility usage if such usage occurs on a regular basis, and such estimated amounts shall be payable in advance on the first day of each month.

15. ASSIGNMENT AND SUBLETTING

(a) Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed as provided in this Section 15: (a) assign, mortgage, pledge, encumber or otherwise transfer this Lease, the term or estate hereby granted, or any interest hereunder; (b) permit the Premises or any part thereof to be utilized by anyone other than Tenant (whether as concessionaire, franchisee, licensee, permittee or otherwise); or (c) except as hereinafter provided, sublet or offer or advertise for subletting the Premises or any part thereof. Any assignment, mortgage, pledge, encumbrance, transfer or sublease without Landlord’s consent shall be voidable and, at Landlord’s election, shall constitute a default.

Notwithstanding the foregoing and Subsections (b) and (c) below, Tenant may assign this Lease or sublet the Premises or a portion thereof, without Landlord’s consent, but with prior written notice, to any corporation, partnership, individual or other entity which controls, is controlled by or is under common control with Tenant; or to any corporation, partnership, individual or other entity, resulting from the merger or consolidation with Tenant; or to any person or entity which acquires all of the assets of Tenant’s business going concern, provided that (i) the assignee or subtenant assumes, in full, the obligations of Tenant under this Lease, (ii) Tenant remains fully liable under this Lease, (iii) the use of the Lease by such transferee conforms with the requirements of this Lease, and (iv) if Tenant is no longer a viable operating business, the proposed transferee shall have a net worth which is comparable to that of Tenant as of the Lease Date. Provided that Tenant is a corporation, and (i) the stock of Tenant is traded on a national exchange, the transfer of stock in Tenant shall not be considered an assignment, sublease or transfer under the Lease, or (ii) the stock of Tenant is not traded on a national exchange, the collective transfer of thirty percent (30.00%) or less of such stock shall not be considered an assignment, sublease or transfer under this Lease.

(b) If at any time or from time to time during the Term of this Lease, Tenant desires to assign this Lease with respect to, or to sublet, all or any part of the Premises, then at least thirty (30) days prior to the date when Tenant desires the assignment or subletting to be effective (the “Transfer Date”), Tenant shall give Landlord a notice (the “Transfer Notice”) which shall set forth the name, address and business of the proposed assignee or subtenant, information (including financial statements and references) concerning the character of the proposed assignee or subtenant, in the case of a proposed sublease, a detailed description of the space proposed to be sublet, which must be a single, self-contained unit (the “Space”), any rights of the proposed assignee or subtenant to use Tenant’s improvements and the like, the Transfer Date, and the fixed rent and/or other consideration and all other material terms and conditions of the proposed assignment or subletting, all in such detail as Landlord may reasonably require, if Landlord promptly requests additional detail, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional detail. Notwithstanding the foregoing, upon receipt of such proposal, among Landlord’s other rights, Landlord may elect to terminate the Lease as to the portion of the Premises proposed to be sublet or assigned and/or to enter into a direct lease with the proposed sublessee or assignee as to the portion of the Premises proposed to be sublet or assigned if such portion is greater than fifty percent (50%) of the square footage of the Premises and the sublease is for a term greater than fifty percent (50%) of the initial Term. If this Lease or any interest in this Lease is sold, assigned or transferred by Tenant, or Tenant subleases any part of the Premises, without Landlord’s consent, Landlord may, cumulative of any other right or remedy available to Landlord, elect to terminate this Lease (as it affects the portion of the Premises sought to be sublet or assigned) as of the effective date of the proposed transfer. Landlord’s acceptance of any name for listing on the Building directory will not be deemed, not will it substitute for, Landlord’s consent, as required by this lease, to any sublease, assignment or other occupancy of the Premises.

(c) Landlord shall be permitted to consider any reasonable factor in determining whether or not to withhold its consent to a proposed assignment or sublease and Landlord shall make such determination within ten (10) business days following Landlord’s receipt of the Transfer Notice. The failure of Landlord to deliver written notice of such determination within such time period shall be deemed Landlord’s approval thereof. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent if any of the following conditions are not satisfied:

(1) The proposed use by the transferee shall (i) comply with Tenant’s permitted use, (ii) be consistent with the general character of businesses carried on by tenants of the Building, (iii) not materially increase the likelihood of damage or destruction, (iv) not materially increase the density of occupancy of the Premises or increase the amount of pedestrian and other traffic through the Building, (v) not be likely to cause an increase in insurance premiums for insurance policies applicable to the Building, (vi) not require new tenant improvements incompatible with then-existing Building systems and components, (vii) unless paid by Tenant, not require Landlord to make material modifications to the Building outside of the Premises (in order, for example, to comply with laws such as the ADA), (viii) not materially increase the electrical or HVAC usage in the Premises, and (ix) not otherwise have or cause a material adverse impact on the Premises, the Building, the Project, or Landlord’s interest therein;

(2) The proposed transferee shall not be a labor union, foreign or domestic government entity.

(3) If Landlord has vacant space at the Building suitable for such proposed transferee, the proposed transferee shall not be an existing tenant or occupant of the Building or a person or entity with whom Landlord is then dealing, or with whom Landlord has had any dealings within the previous three (3) months, with respect to the leasing of space in the Building; and

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(4) Any ground lessor or mortgagee whose consent to such transfer is required fails to consent thereto. Tenant shall have the burden of demonstrating that each of the foregoing conditions has been satisfied.

d) Provided Landlord has consented to such assignment or subletting, Tenant shall be entitled to enter into such Assignment or Sublease with the third party identified in the Transfer Notice subject to the following conditions:

(1) At the time of the transfer, no event of default under this Lease shall have occurred and be continuing;

(2) The assignment or sublease shall be on the same terms substantially set forth in the Transfer Notice given to Landlord;

(3) No assignment or sublease shall be valid and no assignee or sublessee shall take possession until an executed counterpart of the assignment or sublease has been delivered to Landlord;

(4) No assignee or sublessee shall have a right further to assign or sublet without Landlord’s consent thereto in each instance, which consent in the case of a future assignment should not be unreasonably withheld or delayed;

(5) Any assignee shall have assumed in writing the obligations of Tenant under this Lease;

(6) Any subtenant shall have agreed in writing to comply with all applicable terms and conditions of this Lease with respect to the Space;

(7) In the event Tenant sublets the entire Premises or any part thereof, Tenant shall deliver to Landlord fifty percent (50.00%) of any excess rent within thirty (30) days of Tenant’s receipt thereof pursuant to such subletting. As used herein, “excess rent” shall mean any sums or economic consideration per square foot of the Premises received by Tenant pursuant to such subletting in excess of the amount of the rent per square foot of the Premises payable by Tenant under this Lease applicable to the part or parts of the Premises so sublet; provided, however, that no excess payment shall be payable until Tenant shall have recovered therefrom all of the costs incurred by Tenant for brokerage commissions, tenant improvement work approved by Landlord, reasonable rent concessions, reasonable attorneys fees, and reasonable marketing fees, in conjunction with such sublease; and

(8) In the event Tenant assigns this Lease, Tenant shall deliver to Landlord fifty percent (50.00%) of any excess payment within thirty (30) days of Tenant’s receipt thereof pursuant to such assignment. As used herein, “excess payment” shall mean the amount of payment received for such assignment of this Lease in excess of the rent payable by Tenant under this Lease; provided, however, that no excess payment shall be payable until Tenant shall have recovered therefrom all of the costs incurred by Tenant for brokerage commissions, tenant improvement work approved by Landlord, rent concessions, reasonable attorneys fees, and reasonable marketing fees, in conjunction with such assignment.

e) No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, after notifying Tenant, or any successor of Tenant, and after obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

(f) If Tenant assigns the Lease or sublets the Premises or requests the consent of Landlord to any assignment or subletting or if Tenant requests the consent of Landlord for any act that Tenant proposes to do, then Tenant shall, upon demand, pay Landlord an administrative fee not to exceed Five Hundred and No/l00ths Dollars ($500.00) in connection with such act or request.

16. INDEMNITY

(a) Subject to the provisions of Section 18(e) below and to the extent not funded and paid to Landlord by any insurance maintained by Tenant, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all claims, damages, liabilities, and expenses (including reasonable attorneys’ fees) to the extent arising from Tenant’s use of the Premises for the conduct of its business or from any activity, work or other thing done or permitted by the Tenant in or about the Building, and shall further indemnify, defend and hold harmless Landlord against and from any and all claims to the extent arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or from any act or negligence of the Tenant, or any officer, agent, employee, guest or invitee of Tenant, and from all and against all reasonable cost, attorney’s fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, if any case, action or proceeding be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel selected by Tenant and approved in writing by Landlord such approval not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence, such indemnification by Tenant and such assumption and waiver of claims shall not include damage or injury to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

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(b) Neither Landlord nor any of its Affiliates shall be liable for and there shall be no abatement of rent for (i) any damage to Tenant’s property stored with Affiliates of Landlord, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, wind, earthquake, falling plaster, steam, gas, electricity, flood, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or the Project or from any other cause whatsoever, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors or (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Property. Tenant agrees that in no case shall Landlord ever be responsible or liable on any theory for any injury to Tenant’s business, loss of profits, loss of income or any other form of consequential damage. Tenant shall give prompt notice to Landlord in the event of (a) the occurrence of a fire or accident in the Premises or in the Building, or (b) the discovery of any defect therein or in the fixtures or equipment thereof.

17. DAMAGE TO PREMISES OR BUILDING

All injury to the Premises or the Building caused by moving the property of Tenant or its employees, agents, guests or invitees into, in or out of the Building and all breakage done by Tenant or the agents, servants, employees, and visitors of Tenant shall be repaired as reasonably determined by the Landlord at the expense of the Tenant.

18. TENANT’S INSURANCE

(a) All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies which are rated by Best Insurance Reports as A-VII or better and acceptable to Landlord and Landlord’s lender and licensed or authorized to do business in the State of California. Each general liability policy shall include Landlord, and at Landlord’s request any mortgagee of Landlord, as an additional insured, as their respective interests may appear. Each policy shall contain (i) a separation of insureds condition, (ii) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance for Landlord’s interest only, and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. A copy of each certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is given possession of the Premises, and annually thereafter, within thirty (30) days after any demand by Landlord therefore. No such policy shall be cancelable, materially changed or reduced in coverage except after thirty (30) days’ written notice to Landlord. In any event deductible amounts under all general liability insurance policies required to be carried by Tenant under this Lease shall not exceed Ten Thousand Dollars ($10,000.00) per occurrence. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge the Tenant the premiums, which shall be payable upon demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

(b) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the term of the Lease, Tenant shall procure, pay for and maintain in effect policies of property insurance covering (i) any alterations, additions or improvements as may be made and funded by Tenant pursuant to the provisions of Section 10 hereof, and (ii) trade fixtures, merchandise and other personal property from time to time, in, on or about the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time, providing protection against all risks of physical loss or damage. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein, the proceeds shall be paid to Tenant.

(c) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term of the Lease, Tenant shall procure, pay for and maintain in effect workers’ compensation and employer’s liability insurance and commercial general liability insurance which includes coverage for personal injury, contractual liability and Tenant’s independent contractors. The commercial general liability should be procured and maintained with not less than Two Million and No/l00ths Dollars ($2,000,000.00) per occurrence combined single limit, and a Five Million and No/l00ths Dollars ($5,000,000.00) aggregate limit, for bodily injury, personal injury or property damage liability. If such insurance covers more than one location, and general aggregate limit shall apply on a per location basis.

(d) Intentionally Deleted.

(e) Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against and payment is made under any “all risk” insurance policy which either may have in force at the time of the loss or damage. Tenant and Landlord shall, upon obtaining the policies of insurance required under this Lease, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation as contained in this Lease.

(f) During the term of this Lease, Landlord shall maintain the following policies of insurance with insurers of recognized responsibility, licensed to do business in the State of California, rated by Best Insurance

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Reports as A-VII or better: (i) commercial general liability of One Million and No/l00ths Dollars ($1,000,000.00) per occurrence combined single limit, and Two Million and No/l00ths Dollars ($2,000,000.00) aggregate limit, for bodily injury, personal injury and property damage liability, (ii) workers’ compensation insurance, in accordance with applicable law, and employer’s liability insurance and bodily injury by accident of One Million and No/l00ths Dollars ($1,000,000.00) per accident, and bodily injury by disease One Million and No/l00ths Dollars ($1,000,000.00) policy limit, and (iii) property insurance, on “all risk” basis, insuring the Building for the full replacement costs thereof. Landlord shall be responsible for insuring the Tenant Improvements funded and installed by Landlord pursuant to the provisions of the Tenant Improvement Agreement.

19. AD VALOREM TAXES

Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant’s leasehold improvements, equipment, furniture, fixtures, and personal property located in the Premises, except that which has been paid for by Landlord and is the standard of the Building. In the event any or all of the Tenant’s leasehold improvements, equipment, furniture, fixtures, and personal property shall be assessed and taxed with the Building, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property with supporting documentation.

20. WAIVER

No delay or omission in the exercise of any right or remedy of Landlord or Tenant on any default by Tenant or Landlord shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent by Landlord after breach by Tenant of any covenant or term of this Lease shall not be deemed a waiver of such breach, other than a waiver of timely payment for the particular Rent involved, and shall not prevent Landlord from maintaining an unlawful detainer or other action based on such breach. No act or conduct of Landlord, including without limitation the acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term. Prior to the scheduled expiration of the term of the Lease, only a notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish an early termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord or Tenant of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease. The review, approval, or inspection by Landlord of any item to be reviewed, approved, or inspected by Landlord under the terms of this Lease shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use.

21. ENTRY BY LANDLORD

Landlord reserves, and shall at any and all reasonable times, upon advance oral or written notice to Tenant, have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants (with regard to prospective tenants, such entrance shall not occur earlier than one hundred eighty (180) days prior to the expiration of the Term), to post notices of non-responsibility, and to maintain and repair the Premises and any portion of the Building that Landlord may deem necessary or desirable, without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures, where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be blocked thereby and further providing that the business of the Tenant shall not be interfered with unreasonably. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in the event of an emergency (as determined by Landlord or its employees or representatives acting in good faith), in order to obtain entry to the Premises without liability to Landlord. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or be deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

22. CASUALTY DAMAGE

(a) During the Term hereof, if the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged by such fire or other casualty), (i) if such damage cannot be repaired within ninety (90) days thereafter, as reasonably determined by Landlord, (ii) if any mortgagee under a mortgage or deed of trust covering the Building requires that the insurance proceeds payable as a result of said fire or other casualty be used to retire or reduce such mortgage debt, or (iii) if such damage is not covered by insurance carried by Landlord, Landlord may, at its option, terminate this Lease and the term and estate hereby granted by notifying Tenant in writing of such termination within thirty (30) days after the date of such damage, in which event the Rent shall be abated as of the date of such damage. If Landlord elects to repair the Premises and/or the Building, Landlord shall within forty five (45) days after the date of such damage commence to repair and restore the Building and shall proceed with reasonable diligence to restore the Building (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of Tenant’s furniture and furnishings or fixtures and equipment removable by Tenant under the provisions of this Lease, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building. Tenant shall not be entitled to any compensation or damages from Landlord, and Landlord shall not be liable, for any loss of the use of the whole or any part of the Premises, the Building, Tenant’s personal property, or any inconvenience or annoyance

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occasioned by such loss of use, damage, repair, reconstruction or restoration, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a diminution of Rent on a square footage basis during the time and to the extent the Premises are unfit or unavailable for occupancy. If the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the negligence of Tenant or any of Tenant’s agents, employees, or invitees, Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Tenant hereby specifically waives any and all rights it may have under any law, statute, ordinance or regulation to terminate the Lease by reason of casualty or damage to the Premises or Building, and the parties hereto specifically agree that the Lease shall not automatically terminate by law upon destruction of the Premises. Except as otherwise provided in this Section 22, Tenant hereby waives the provisions of Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code.

(b) In the event that Landlord elects to repair any damage to the Premises and/or Building (if such damage prevents Tenant from using the Premises pursuant to this Lease), Landlord shall deliver written notice to Tenant indicating Landlord’s good faith estimate of the number of days required to repair such damage within thirty (30) days following the date of such damage. If Landlord’s estimate is in excess of one hundred eighty (180) days following receipt of such notice, Tenant shall have the right, by delivery of written notice to Landlord within fifteen (15) days of receiving the estimate notice from Landlord, to terminate this Lease, which termination shall be effective upon delivery of such notice to Tenant by Landlord. The failure of Tenant to provide such written notice within such time period, shall be deemed a waiver of Tenant’s right to terminate this Lease pursuant to the preceding sentence.

23. CONDEMNATION

(a) If the whole of the Building or Premises should be condemned, this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority. If less than substantially the whole of the Building or the Premises is thus taken or sold, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by written notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and (ii) Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant within sixty (60) days after the date of such taking, in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If, upon any such condemnation of less than substantially the whole of the Building or the Premises, this Lease shall not be thus terminated, the Rent payable hereunder shall be diminished by an amount representing that part of the Rent as shall properly be allocable to the portion of the Premises which was so condemned, and Landlord shall, at Landlord’s sole expense, restore and reconstruct the remainder of the Building and the Premises to substantially their former condition to the extent that the same, in Landlord’s reasonable judgment, may be feasible, but such work shall not exceed the scope of the work done in originally constructing the Building, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation awarded upon a taking of any part or all of the Building or the Premises. Subject to the rights of any mortgagee under a mortgage or deed of trust covering the Building, Landlord shall be entitled to and shall receive the total amount of any award made with respect to condemnation of the Premises or Building, regardless of whether the award is based on a single award or a separate award as between the respective parties, and to the extent that any such award or awards shall be made to Tenant or to any person claiming through or under Tenant, Tenant hereby irrevocably assigns to Landlord all of its rights, title and interest in and to any such awards. No portion of any such award or awards shall be allocated to or paid to Tenant for any so-called bonus or excess value of this Lease by reason of the relationship between the rental payable under this Lease and what may at the time be a fair market rental for the Premises, nor for Tenant’s unamortized costs of leasehold improvements. The foregoing notwithstanding, and if Tenant be not in default for any reason, Landlord shall turn over to Tenant, promptly after receipt thereof by Landlord, that portion of any such award received by Landlord hereunder which is attributable to Tenant’s fixtures and equipment which are condemned as part of the property taken but which Tenant would otherwise be entitled to remove, and the appraisal of the condemning authority with respect to the amount of any such award allocable to such items shall be conclusive. The foregoing shall not, however, be deemed to restrict Tenant’s right to pursue a separate award specifically for its relocation expenses or the taking of Tenant’s personal property or trade fixtures so long as such separate award does not diminish any award otherwise due Landlord as a result of such condemnation or taking. Tenant hereby specifically waives any and all rights it may have under any law, statute, ordinance or regulation (including, without limitation, Sections 1265.120 and 1265.130 of the California Code of Civil Procedure), to terminate or petition to terminate this Lease upon partial condemnation of the Premises or Building, and the parties hereto specifically agree that this Lease shall not automatically terminate upon condemnation.

(b) Landlord may, without any obligation or liability to Tenant and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemner the Premises or portion thereof sought by the condemner, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without first requiring any trial or hearing thereof (and Landlord is expressly empowered to stipulate to judgment therein), free from this Lease and the rights of Tenant hereunder.

(c) If all or any portion of the Premises is condemned or otherwise taken for a period (i) of less than ninety (90) days, this Lease shall remain in full force and effect and Tenant shall continue to perform all terms and covenants of this Lease; provided, however, Rent shall abate during such limited period in proportion to the portion of the Premises that is rendered unusable as a result of such condemnation or other taking, or (ii) of ninety (90) days or more, Tenant shall have the right to terminate this Lease by providing written notice of such election within thirty (30) days of such condemnation, in which case Rent shall be abated as of the date of such condemnation.

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(d) The words “condemnation” or “condemned” as used herein shall mean the taking for any public or quasi-public use under any governmental law, ordinance, or regulation, or the exercise of, or the intent to exercise, the power of eminent domain, expressed in writing, as well as the filing of any action or proceeding for such purpose, by any person, entity, body, agency, or authority having the right or power of eminent domain, and shall include a voluntary sale by Landlord to any such person, entity, body agency or authority, either under threat of condemnation expressed in writing or while condemnation proceedings are pending, and shall occur in point of time upon the actual physical taking of possession pursuant to the exercise of said power of eminent domain.

24. TENANT’S DEFAULT

The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(a) The abandonment of the Premises by Tenant (failure to occupy and operate the Premises for thirty (30) days or more shall be deemed an abandonment).

(b) The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder as and when due, which such failure shall continue for a period of five (5) days following Tenant’s receipt of written demand from Landlord.

(c) Tenant’s failure to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Tenant, other than as described in subparagraph (b) above, where such failure shall continue for a period of fifteen (15) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said fifteen (15) day period and thereafter diligently prosecutes such cure to completion; provided that such cure shall not be in excess of ninety (90) days.

(d) The making by Tenant of any general assignment or general arrangement for the benefit of creditors, or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days, or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in sixty (60) days.

(e) The filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease, and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligation under this Lease.

(f) Without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, selling, leasing, assigning, encumbering, hypothecating, transferring, or otherwise disposing of all or substantially all of the Tenant’s assets, except as permitted pursuant to Section 15(a) above.

(g) If Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or other person or entity is involved in any of the acts or events described in Sections (d) or (e) above.

25. REMEDIES FOR TENANT’S DEFAULT

In the event of Tenant’s default, Landlord may:

(a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant:

(1) the worth at the time of the award of any unpaid rent which had been earned at the time of such termination; plus

(2) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom (including, without limitation, the cost of recovering possession of the Premises, expenses of reletting including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and real estate commissions actually paid and that portion of the leasing commission paid by Landlord and applicable to the unexpired portion of this Lease); plus

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(5) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

As used in Subsections (1) and (2) above, the “worth at the time of the award” shall be computed by allowing interest at the lesser of ten percent (10%) per annum, or the maximum rate permitted by law per annum. As used in Subsection (3) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Continue this Lease in full force and effect, and the Lease will continue in effect, as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due consistent with California Civil Code Section 1951.4. During the period Tenant is in default, Landlord may enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord reasonably incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the rent Landlord receives from any reletting. In no event shall Tenant be entitled to any excess rent received by Landlord. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability.

(c) Cause a receiver to be appointed to collect Rent. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate the Lease.

(d) Cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, reasonably pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the lesser of ten percent (10%) per annum, or the maximum rate an individual is permitted by law to charge from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional Rent.

The foregoing remedies are not exclusive; they are cumulative, in addition to any remedies now or later allowed by law, to any equitable remedies Landlord may have, and to any remedies Landlord may have under bankruptcy laws or laws affecting creditors’ rights generally. The waiver by Landlord of any breach of any term, covenant or condition of this Lease shall not be deemed a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition. Acceptance of Rent by Landlord subsequent to any breach hereof shall not be deemed a waiver of any proceeding breach other than a failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent. Landlord shall not be deemed to have waived any term, covenant or condition unless Landlord gives Tenant written notice of such waiver.

26. SURRENDER OF PREMISES

On expiration of this Lease or within five (5) days after the earlier termination of the Term, Tenant shall surrender to Landlord the Premises in good condition (except for ordinary wear and tear, repair and maintenance which is the obligation of Landlord, and destruction to the Premises covered by Section 22). Tenant shall remove all its personal property within the above-stated time. Tenant shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property within the time periods stated in this paragraph.

Landlord may elect to retain or dispose of in any manner any alterations or any of Tenant’s personal property that Tenant does not remove from the Premises on expiration or termination of the term as allowed or required by this Lease by giving at least ten (10) days’ notice to Tenant. Title to any such alterations or any of Tenant’s personal property that Landlord elects to retain or dispose of on expiration of the ten (10) day period shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such alterations or any of Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s costs for storing, removing, and disposing of any alterations or any of Tenant’s personal property. If Tenant fails to surrender the Premises to Landlord on expiration or five (5) days after termination of the term as required by this paragraph, Tenant shall indemnify and hold Landlord harmless from all claims, liability and damages resulting from Tenant’s failure to surrender the Premises, including, without limitation, claims made by a succeeding tenant resulting from Tenant’s failure to surrender the Premises.

27. SUBSTITUTION (Intentionally Deleted)

28. PARKING

During the Term of the Lease, Tenant shall be entitled to the use of four and one tenth (4.1) parking spaces for every one thousand (1,000) rentable square feet within the Premises at no cost to Tenant in the area exclusively-designated by Landlord for the Building (the “Tenant Parking Area”) pursuant to the parking map in Exhibit H attached hereto. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Tenant acknowledges that Landlord may be required to allocate and assign parking spaces among Tenant and the other tenants, in order to comply with the policies of any transportation management association or any governmental ordinance, law or regulation. Landlord shall have the right, in

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addition to pursuing any other legal remedy available, to tow any vehicle belonging to Tenant or Tenant’s employees which is not in compliance with the regulations for the parking facility then in effect if a violation continues after the second notice of such violation, at the expense of Tenant. Notwithstanding the aforementioned, Landlord shall use reasonable efforts to ensure that Tenant has use of Tenant’s designated number of parking spaces within the Tenant Parking Area throughout the Term. To this end, Landlord shall, enforce such parking rights by providing notice of violations to improperly parked cars, towing such cars and using other means reasonably necessary to ensure Tenant’s parking rights within the Tenant Parking Area. Landlord shall not be liable for any claims, losses, damages, expenses or demands with respect to injury or damage to the vehicles of Tenant or Tenant’s customers or employees that park in the parking areas of the Project, except for such loss or damage as may be caused by Landlord’s gross negligence or willful misconduct. If Tenant leases additional space in the Building or Project, Tenant’s reserved parking rights shall be increased on a proportionate basis within the Tenant Parking Area.

29. ESTOPPEL CERTIFICATE

Tenant shall at any time and from time to time upon not less than fifteen (15) days’ prior written notice from Landlord execute, acknowledge, and deliver to Landlord a statement in writing, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as modified is in full force and effect) and the date to which the Rental and other charges are paid in advance, if any; (b) certifying that the Premises have been accepted by Tenant; (c) confirming the Commencement Date and the expiration date of the Lease; (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults, if any are claimed, and (e) such other matters requested by Landlord. Any such statement may be relied upon by a prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.

30. SALE OF PREMISES

In the event of any sale of the Project, Landlord shall be and hereby is entirely freed and relieved of all further liability under any and all of its covenants and obligations contained in or derived from this Lease and the purchaser, at such sale or any subsequent sale of the Premises, shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease. If any Security Deposit or prepaid Rent has been paid by Tenant, Landlord will transfer the Security Deposit and prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.

31. SUBORDINATION, ATTORNMENT

(a) This Lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this Lease affecting the Building, other improvements, and land of which the Premises are a part. Such subordination is effective without any further act of Tenant. If any mortgagee, trustee, or ground lessor shall elect to have this Lease and any options granted hereby prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, this Lease and such options shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease or such options are deeded prior or subsequent to the date of said mortgage, deed of trust, or ground lease, or the date of recording thereof.

(b) In the event any proceedings are brought for foreclosure, or in the event of a sale or exchange of the real property on which the Building is located, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure and sale and recognize such purchaser as the Landlord under this Lease.

(c) Tenant agrees to execute any documents reasonably required to effectuate an attornment or to make this Lease or any options granted herein prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be, provided the rights of Tenant are not diminished or adversely affected as a result thereof.

(d) Landlord agrees that Tenant’s obligations to subordinate under this Section 31 to any existing and future ground lease, mortgage, or deed of trust shall be conditioned upon Tenant’s receipt of a non-disturbance agreement from the party requiring such subordination (which party is referred to for the purposes of this Section as the “Superior Lienor”). Such non-disturbance agreement shall provide, at a minimum, that Tenant’s possession of the Premises shall not be interfered with following a foreclosure, provided Tenant is not in default beyond any applicable cure periods. Landlord’s obligation with respect to such a non-disturbance agreement shall be limited to obtaining the non-disturbance agreement in such form as the Superior Lienor generally provides in connection with its standard commercial loans, however, Tenant shall have the right to negotiate, and Landlord shall use its good faith efforts and due diligence in assisting Tenant in the negotiation of, revisions to that non-disturbance directly with the Superior Lienor. Tenant agrees to use its good faith efforts to reach agreement with the Superior Lienor upon acceptable terms and conditions of a non-disturbance agreement. Lender’s standard form non-disturbance agreement is attached as Exhibit F.

32. AUTHORITY OF TENANT

If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.

33. BROKER

(a) Landlord and Tenant each warrants that it has had no dealings with any real estate broker or agents

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in connection with the negotiation of this Lease except for the broker or brokers listed in the Basic Lease Information of this Lease (“Broker”), and it knows of no other real estate broker or agent who is entitled to a commission in connection with the Lease. Landlord agrees to pay any commission to which its Broker is entitled in connection with this Lease. Tenant agrees to indemnify and defend Landlord and hold Landlord harmless from any claims for brokerage commissions arising out of any discussion allegedly had by Tenant with any broker other than Broker. If the Broker has acted as the Broker for both the Landlord and Tenant in connection with the negotiation and execution of this Lease, by execution hereof, Landlord and Tenant acknowledge and agree that Broker has made a full disclosure of its representation of both Landlord and Tenant, and that Landlord and Tenant consent and approve of Broker’s dual representation of their interests in connection with this transaction.

34. HOLDING OVER

Upon termination of the Lease or expiration of the Term hereof, if Tenant retains possession of the Premises without Landlord’s written consent first had and obtained, then Tenant’s possession shall be deemed a month-to-month tenancy upon all of the terms and conditions contained in this Lease, except the base rent portion of the Rent which shall be increased to one hundred twenty five percent (125%) of the amount of the base rent portion of the Rent at the expiration or earlier termination of the Lease, as the case may be. Rent, as adjusted pursuant to this Section, shall be payable in advance on or before the first day of each month. If either party desires to terminate such month-to-month tenancy, it shall give the other party not less than thirty (30) days’ advance written notice of the date of termination.

35. RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the reasonable rules and regulations that Landlord shall from time to time promulgate. Landlord reserves the right from time to time to make all reasonable modifications to said rules. The additions and modifications to those rules shall be binding upon Tenant upon delivery of a copy to them to Tenant (a copy of the present Rules and Regulations is attached hereto as Exhibit D). Landlord shall use its reasonable efforts to enforce compliance with such rules in a uniform manner, but shall not be responsible to Tenant for the nonperformance of any of said rules by other tenants or occupants.

36. OTHER RIGHTS RESERVED BY LANDLORD

In addition to any other rights contained in this Lease, Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (a) to install, affix and maintain any and all signs on the exterior and interior of the Building; (b) to grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein; (c) to prohibit the placing of vending or dispensing machines of any kind in or about the Premises without the prior written permission of Landlord, unless such vending or dispensing machines are for the exclusive use of Tenant’s employees, visitors, and representatives, in which case no Landlord consent shall be required; and (d) to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, layout and nature of the Project Common Area and facilities and other tenancies and premises in the Project and to create additional rentable areas through use or enclosure of Project Common Area, provided that access to and from the Premises is not impaired thereby.

37. GENERAL PROVISIONS

(a) Plats and Riders: Clauses, plats, and riders, if any, signed by the Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.

(b) Consents: Except as provided in the Lease, whenever the Lease requires the consent or approval of Landlord, Landlord agrees that such consent or approval shall not be unreasonably withheld or delayed.

(c) Joint Obligation: If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

(d) Marginal Headings: The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(e) Time: Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

(f) Quiet Possession: Upon Tenant paying the Rent reserved hereunder, and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all the provisions of this Lease.

(g) Prior Agreements: This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

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(h) Force Majeure. Except as provided in this Lease, in the event Landlord or Tenant, is delayed, interrupted or prevented from performing any of its obligations under this Lease, and such delay, interruption or prevention is due to fire, act of God, failure of utility service provider to provide utility service, government regulation or restriction, governmental delay in issuing permits, approvals and inspections, weather which causes delay of construction, strike, labor dispute, unavailability of materials or any other cause outside the reasonable control of such party (excepting, however, such party’s financial inability), then the time for performance of the affected obligations of such party shall be extended for a period equivalent to the period of such delay, interruption or prevention (but in no event shall the time for performance of any obligation for payment of money be extended pursuant to this provision).

(i) Jury Trial: The parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage.

(j) Limitation on Liability: In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord (except for a default under the Tenant Improvement Agreement prior to the Commencement Date): (1) Tenant’s sole and exclusive recourse shall be against Landlord’s interest in the Project. Tenant shall not have any right to satisfy any judgment which it may have against Landlord from any other assets of Landlord; (2) no partner, stockholder, director, officer, employee, beneficiary or trustee (collectively, “Partner”) of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord); (3) no service of process shall be made against any Partner of Landlord (except as may be necessary to secure jurisdiction over Landlord); (4) no Partner of Landlord shall be required to answer or otherwise plead to any service of process; (5) no judgment will be taken against any Partner of Landlord; (6) any judgment taken against any Partner of Landlord may be vacated and set aside at any time nunc pro tunc; (7) no writ of execution will ever be levied against the assets of any Partner of Landlord; and (8) these covenants and agreements are enforceable both by Landlord and also by any Partner of Landlord.

(k) Limitation on Liability: The obligations of Tenant under this Lease do not constitute personal obligations of the individual officers and employees of Tenant. The liability of Tenant and each of its successors for any default by Tenant (or its successors) under the terms of this Lease shall be limited to such claims and causes of action which accrue during Tenant’s and each of its successors’ respective occupancy of the Premises.

(l) Modification For Lender: If, in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

(m) No Construction Against Drafter: The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party.

(n) Separability: Any provisions of this Lease which shall prove to be invalid, void, and illegal shall in no way affect, impair, or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

(o) Choice of Law: This Lease shall be governed by the laws of the State in which the Premises are located.

(p) Signage:

(i) Tenant shall be entitled to one (1) building standard door sign and one (1) strip on the Building’s main directory, the initial listing for which shall be at Landlord’s expense. Subsequent modification to Tenant’s name or information on the door sign or within the main directory shall be at Tenant’s expense.

(ii) Tenant shall be entitled, on a non-exclusive basis, to Building parapet signage (“Building Signage”) to be installed on the west side of the Building. The size (not to exceed three (3) feet high), style, material and attachment of such exterior signage shall be subject to the reasonable approval of Landlord and Tenant and such exterior signage shall comply with all applicable laws, statutes and ordinances, and the conditions, covenants and restrictions encumbering the Project per the attached Exhibit G, and Landlord shall not restrict the size of Building Signage to anything less than what is permitted under Exhibit G. Upon the termination of this Lease, the Building Signage shall be removed by Landlord, at Tenant’s expense. In the event that Landlord leases any space in the Building to Health Net of California, Inc. (“Health Net”) during the Term of this Lease and provided that Tenant does not exercise Tenant’s right to terminate this Lease pursuant to Section 40(f) below, Landlord shall not permit Health Net to install any Building Signage.

(q) Project Name: Tenant may use the name of the Project in which the Premises are located in all Tenant’s advertising in connection with Tenant’s business at the Premises and for no other purpose, except with Landlord’s consent.

(r) Late Charges: Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and

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impracticable to fix. Such costs include, without limitation, processing charges, accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises. Therefore, if any delinquent installment of Rent or other sums due from Tenant is not received by Landlord on or before the first day of each calendar month, Tenant shall pay to Landlord an additional sum equal to ten percent (10.00%) of such overdue amount as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the administrative and other costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

(s) Interest: Notwithstanding any other provisions of this Lease, any installment of Rent or other amounts due under this Lease not paid to Landlord when due shall bear interest from the date due or from the date of expenditure by Landlord for the account of Tenant, until the same have been fully paid, at a rate per annum which is equal to the Prime Rate, plus two (2) percentage points, but not to exceed the highest rate permitted under applicable law. The payment of such interest shall not constitute a waiver of any default by Tenant hereunder.

(t) Attorneys’ Fees: If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Non-Defaulting Party”) upon demand for any costs or expenses that the Non-Defaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. The losing party in such action shall pay such attorneys’ fees and costs.

(u) Modification: This Lease and all exhibits attached hereto contain the entire agreement between the parties relating to the rights herein granted and the obligations herein assumed. Any oral representations or modifications concerning this Lease shall be of no force or effect, excepting a subsequent modification in writing signed by the party to be charged.

(v) Successors and Assigns: Subject to the provisions of Section 15, this Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(w) Waiver of California Code Sections: Notwithstanding any other provision of this Lease and in addition to any waivers which may be contained in this Lease, Tenant waives the provisions of Civil Code Section 1932(2) and 1933(4) with respect to the destruction of the Premises; Civil Code Sections 1932(1), 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right of repair; and Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises for public or quasi-public use by statute, by right of imminent domain, or by purchase in lieu of imminent domain; and any right of redemption or reinstatement of Tenant under any present of future case law or statutory provision (including Code of Civil Procedure Section 473, 1174(c) and 1179 and Civil Code Section 3275) in the event Tenant is dispossessed from the premises for any reason. This waiver applies to future statutes enacted in addition or in substitution to the statue specified herein, and this waiver shall apply even though Tenant may be the subject of a voluntary or involuntary petition in bankruptcy.

(x) Government Energy or Utility Controls: In the event of imposition of federal, state or local governmental controls, regulations or restrictions on the use or consumption of energy or other utilities during the term, both Landlord and Tenant shall be bound thereby.

(y) Accord and Satisfaction; Allocation of Payments: No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant which is then due or delinquent.

(z) Furnishing Financial Statements: In order to induce Landlord to enter into this Lease, and at any time during the Term, Tenant agrees that it shall promptly furnish Landlord, upon Landlord’s written request, with annual financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with the Lease are true, correct and complete in all respects as of the date of delivery.

(aa) Recording: Tenant shall not record this Lease or a memorandum thereof, or any other reference to this Lease, without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

(bb) Execution of Lease, No Options: The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to Lease, or otherwise created any interest of Tenant in the Premises or any other Premises within the Building. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

38. NOTICES

All notices and demands required to be sent to the Landlord or Tenant under the terms of this Lease shall be

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personally delivered or sent by certified mail, postage prepaid or by overnight courier (i.e., Federal Express), to the addresses indicated in the Basic Lease Information, or to such other addresses as the parties may from time to time designate by notice pursuant to this paragraph. In addition, Notices to Tenant shall also be sent to Stuart Huizinga at (a) 281 East Java Drive, Sunnyvale, CA 94089 (if such Notice is made prior to September 1, 2004) and (b) 440 Middlefield Avenue, Mountain View, CA 94043 (if such Notice is made after September 1, 2004). Notices shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice (ii) if mailed, two (2) days following the date of posting by the U.S. Postal Service, and (iii) if by overnight courier, on the business day following the deposit of such notice with such courier.

39. TRANSPORTATION MANAGEMENT ASSOCIATION

Tenant hereby agrees to designate one (1) of its employees to act as a liaison with Landlord to facilitate and coordinate such programs as may be required by governmental agencies to reduce the traffic generated by the Gold Pointe Corporate Center office project, as required by the County of Sacramento, and to facilitate the use of public transportation. Tenant further agrees to become a member of, and participate in the programs initiated by Highway 50 Transportation Management Association (Highway 50 TMA). Membership dues for the Highway 50 TMA are based upon number of employees located at the site. The annual estimate of dues for Tenant is $500.00.

40. ADDENDA/ADDITIONAL PROVISIONS

(a)	Telecommunications Carrier’s Access.

(1) Tenant’s right to select and utilize a telecommunications and data carrier (the “Carrier”) shall be conditioned on the execution by such Carrier of a mutually acceptable license agreement, pursuant to which Landlord shall grant to the Carrier a license (which shall be coextensive with the rights and privileges granted to Tenant under this Lease) to install, operate, maintain, repair, replace, and remove cable and related equipment within the Premises and the Building’s main telephone/electrical closet and vertical and horizontal pathways within the Building but outside of the Premises that are necessary to provide telecommunications and data services to Tenant at the Premises.

(2) The license contemplated herein to be granted to the Carrier shall permit the Carrier to provide services only to Tenant and not to any other tenants or occupants of the Building and shall require all of the Carrier’s equipment (other than connecting wiring) to be located in the Tenant’s Premises. The License shall not grant an exclusive right to Tenant or to the Carrier. Landlord reserves the right, at its sole discretion, to grant, renew, or extend licenses to other telecommunications and data carriers for the purposes of locating telecommunications equipment in the Building which may serve Tenant or other tenants in the Building.

(3) Except to the extent expressly set forth herein, nothing herein shall grant to the Carrier any greater rights or privileges than Tenant is granted pursuant to the terms of this Lease or diminish Tenant’s obligations or Landlord’s rights hereunder.

(4) Tenant shall be responsible for ensuring that the Carrier complies with the terms and conditions or the license agreement relating to the use of the Premises or the making of any physical Alterations imposed upon Tenant under this Lease to the extent the Carrier operates or maintains any equipment or delivers any services in the Premises. Any failure by the Carrier to observe and comply with such terms, conditions, agreement, and covenants on behalf of Tenant, to the extent the Carrier operates or maintains any equipment or delivers any services in the Premises or the Licensed Areas, shall be a default under the Lease.

(b)	Exclusivity.

Landlord agrees that no other health insurance companies shall be allowed to lease or sublease space on the first floor of the Building.

(c)	Lunch Area.

Landlord, at Landlord’s sole expense, shall construct a private fenced patio area, including associated furniture, for Tenant’s exclusive use on the northwest side of the building, or other area as mutually agreed upon between Landlord and Tenant. It is envisioned that this patio area will be located adjacent to their break room.

(d)	Option to Renew.

Tenant shall, provided this Lease is in full force and effect and Tenant is not and has not been in default under any of the terms and conditions of this Lease, have one (1) successive option to renew this Lease for a term of five (5) years, for the Premises in “as is” condition and on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions set forth below:

(1)	If Tenant elects to exercise such option, then Tenant shall provide Landlord with written notice no earlier than the date which is two hundred seventy (270) days prior to the expiration of the then current term of this Lease, but no later than 5:00 p.m. (Pacific Standard Time) on the date which is one hundred eighty (180) days prior to the expiration of the then current term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of this Lease.

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(2)	The Base Rent in effect at the expiration of the then current term of this Lease shall reflect ninety-five percent (95%) of the prevailing fair market rental rate. For purposes hereof, the term “Fair Market Rental Rate” or “FMRR” shall mean the current annual rent per rentable square foot that a willing, comparable, full floor or greater non-renewal, non-sublease, non-expansion, non-equity Tenant would pay, and a willing comparable Landlord of like and comparable buildings found in the Highway 50 office submarket would accept, at arm’s length, for comparable space, giving consideration to annual rental rates per rentable square foot, escalation (including type, gross or net, and if gross, whether Base Year or Expense “Stop”), abatement provisions reflecting free rent and/or no rent during the lease term, the building standard work letter, tenant improvement allowances, the age and location of the Building, the location and floor levels of the Premises being leased (giving full consideration to the distinction between the office and retail premises), the quality of the construction of the Building and the Premises, the services provided under the terms of the leases, the types, quantity, quality, costs and location (on site, adjacent, off site, underground, above ground) of parking rights and obligations, and other generally applicable terms and considerations of tenancy for the space in question at or about the time that such FMRR is deemed to take effect Additionally, Tenant shall be granted a new Base Year for the Renewal Term.

(3)	Landlord shall advise Tenant of the new Base Rent for the Premises for the applicable renewal term which will be based on Landlord’s determination of 95% of the FMRR, no later than fifteen (15) days after receipt of notice of Tenant’s exercise of its option to renew. Tenant shall have thirty (30) days after receipt of such notification from Landlord to accept the new Base Rent, terms and conditions. If Landlord and Tenant are unable to agree upon the FMRR for Base Rent for the Renewal Term within such thirty (30) day period, then within fifteen (15) days after the expiration of the thirty (30) day period, each party, by giving notice to the other party, shall appoint a commercial real estate broker who is active in the greater Sacramento office market, with at least ten (10) years of experience. If the two (2) brokers are unable to agree on the FMRR for the Renewal Term within twenty (20) days, they shall select a third broker meeting the qualifications stated in this Section within five (5) days after the last day the two (2) brokers are given to set the FMRR for the Renewal Term. The third broker, however selected, shall be a person who has not previously acted in any capacity for either party. Within twenty (20) days after the selection of the third broker, a majority of the brokers shall set the FMRR for the Renewal Term. If a majority of the brokers is unable to set the FMRR within the twenty (20) day period, the two (2) closest FMRR shall be added together and their total divided by two (2). The resulting quotient shall be the FMRR and Tenant shall pay to Landlord said 95% of the FMRR for the Renewal Term. Each party shall be responsible for the costs, charges and fees of the broker appointed by that party plus one-half of the cost of the third broker.

(4)	Tenant’s right to exercise any option(s) to renew under this Section shall be conditioned upon Tenant occupying the entire Premises and the same not being occupied by any assignee, subtenant or licensee other than Tenant or its affiliate at the time of exercise of any option and commencement of the renewal term. Tenant’s exercise of any option to renew shall constitute a representation by Tenant to Landlord that as of the date of exercise of the option and the commencement of the applicable renewal term, Tenant does not intend to seek to assign this Lease in whole or in part, or sublet all or any portion of the Premises.

(5)	Any exercise by Tenant of any option to renew under this Section shall be irrevocable. If requested by Landlord, Tenant agrees to execute a lease amendment or, at Landlord’s option, a new lease agreement on Landlord’s then standard lease form for the Building, reflecting the foregoing terms and conditions, prior to the commencement of the renewal term. The option(s) to renew granted under this Section is/are not transferable; the parties hereto acknowledge and agree that they intend that each option to renew this Lease under this Section shall be “personal” to the specific Tenant named in this Lease and that in no event will any assignee or sublessee have any rights to exercise such option(s) to renew.

(e)	Right of First Refusal.

Provided Tenant is not, and has not been, in default if its obligations under this Lease, and if Landlord receives an offer to lease space on the first floor of the Building, Tenant shall have a Right of First Refusal to lease such space notwithstanding provisions to the contrary in this Section.

In the event Landlord receives a bona fide offer to lease from an initial third party, Landlord will notify Tenant and Tenant shall have five (5) business days to notify Landlord in writing of Tenant’s desire to exercise its Right of First Refusal, on the same terms and conditions as the offer to lease that Landlord has received. In the event Tenant fails to give Landlord notice of Tenant’s election to lease the adjacent space within such time period, Landlord shall be free to lease the premises to a third party and Tenant’s Right of First Refusal shall continue to be in effect. If, on the other hand, Tenant exercises its Right of First Refusal in the manner provided above, Tenant shall immediately deliver to Landlord payment for the first month’s rent and security deposit for the adjacent premises (in the same manner as provided for in this Lease), and the lease of such expansion premises shall be consummated without delay in accordance with the terms set forth in the lease offer, the terms of which shall be made a part of this Lease by an appropriate amendment to this Lease to incorporate such terms.

Notwithstanding anything to the contrary herein contained, Tenant’s right to the expansion premises shall be conditioned upon the following: (i) at the time Tenant agrees to accept the expansion premises and at

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the time of the commencement of the term for the expansion premises, Tenant shall be in possession of and occupying the primary premises for the conduct of its business therein and the same shall not be occupied by any assignee, subtenant or licensee and, provided further, that the option for additional space shall be applicable hereunder only if the expansion premises will actually be occupied by Tenant and (ii) the agreement of acceptance shall constitute a representation by Tenant to Landlord, effective as of the date of the agreement of acceptance and as of the date of commencement of the lease for the expansion premises, that Tenant intends to use the expansion premises for Tenant’s purposes in the conduct of Tenant’s business therein.

(f)	Health Net Lease/Sublease and Lease Termination Option.

During the first twenty four (24) months of the Term, Landlord shall notify Tenant within five (5) business days of either executing a signed letter of intent to lease space in the Building with Health Net or of approving a sublease of space to Health Net in the Building (each, a “Notice Date”). On or after the Notice Date, Tenant shall have the option to terminate this Lease provided all the following conditions are met:

(1)	Tenant gives Landlord at least sixty (60) days prior written notice of Tenant’s intent to terminate the Lease and vacate the Premises, provided that– if the Scheduled Lease Commencement Date is less than sixty (60) days from the Notice Date– then the effective date of the Lease termination pursuant to this option (the “Lease Termination Date”) shall be the later of (a) thirty (30) days prior to scheduled commencement date set forth in any letter of intent, sublease agreement or other agreement that sets forth Health Net’s acquisition of a leasehold interest in the Building, or (b) the date Tenant vacates the Premises, the “Lease Termination Date”;

(2)	Tenant is not in material default of the terms of this Lease; and

(3)	As of the Lease Termination Date, Tenant is current with Rent, Additional Rent and all other amounts payable under this Lease;

On the Lease Termination Date, Tenant shall delivers the Premises to Landlord in the condition required under Section 26 of this Lease. Additionally, Tenant shall still be obligated for reconciliation of Operating Expenses and for all other obligations under this Lease accrued prior to the Lease Termination Date, and any obligations which survive expiration or termination of this Lease. Any security deposit or prepaid rental or portion thereof that Tenant may be entitled to under this Lease shall be returned to Tenant per Section 6 of this Lease.

(g)	Fair Dealing Clause.

Tenant does not have any rights to expand within the Building, other than the First Right of Refusal granted in Section 40(e) above, however, if Tenant wishes to expand and there is additional space within the Building available Landlord will consider a request by Tenant to lease additional space. Such request shall at all times be secondary to any First Right of Refusal action, as defined above, or any First Right of Refusal or expansion right held by any other tenant in the Building. Additionally, any space under negotiation with Tenant on the second floor of the Building shall be subject to the prior right of taking by a third party.

Should Tenant wish to lease additional space in the building (Expansion Space), Tenant shall notify Landlord of such wish to expand. Landlord shall advise Tenant if there is available space in the Building and if so, what the base rental rate shall be within five (5) days of such notice. Such rental rate shall be based upon Landlord’s determination of the Fair Market Rental Rate. For purposes hereof, the term “Fair Market Rental Rate” or “FMRR” shall mean the same as defined in Section 40(d) above. Tenant shall have five (5) days after receipt of such notification from Landlord to accept the FMRR, terms and conditions. If Landlord and Tenant are unable to agree upon the FMRR for the Expansion Space within such five (5) day period, then within five (5) days after the expiration of the five (5) day period, each party, by giving notice to the other party, shall appoint a commercial real estate broker who is active in the greater Sacramento office market, with at least ten (10) years of experience. If the two (2) brokers are unable to agree on the FMRR for the Expansion Space within ten (10) days, they shall select a third broker meeting the qualifications stated in this Section within five (5) days after the last day the two (2) brokers are given to set the FMRR for the Expansion Space. The third broker, however selected, shall be a person who has not previously acted in any capacity for either party. Within five (5) days after the selection of the third broker, a majority of the brokers shall set the FMRR for the Expansion Space. If a majority of the brokers are unable to set the FMRR within the five (5) day period, the two (2) closest FMRR shall be added together and their total divided by two (2). The resulting quotient shall be the FMRR and Tenant shall pay to Landlord said FMRR for the Expansion Space. Each party shall be responsible for the costs, charges and fees of the broker appointed by that party plus one-half of the cost of the third broker.

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SIGNATURE PAGE

IN WITNESS WHEREOF, this Lease is executed on the date and year first above written.

LANDLORD:	GOLD POINTE E, LLC, A limited liability company

	By:	/s/ Michael E. Diepenbrock
Michael E. Diepenbrock
	Title:	Managing Member

TENANT:	EHEALTHINSURANCE SERVICES, INC., a Delaware Corporation

	By:	/s/ Stuart Huizinga
	Name:	Stuart Huizinga
	Title:	CFO

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EXHIBIT A

DESCRIPTION OF PREMISES-SPACE PLAN

EXHIBIT B

LEASE IMPROVEMENT AGREEMENT

This Lease Improvement Agreement (“Improvement Agreement”) sets forth the terms and conditions relating to construction of the initial tenant improvements described in the Plans to be prepared and approved as provided below (the “Tenant Improvements”) in the Premises. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Lease (the “Lease”) to which this Improvement Agreement is attached and forms a part.

1. Base Building Work. The “Base Building Work” described on Schedule 1 to this Exhibit B, if any, has been or will be performed by Landlord at Landlord’s sole cost and expense.

2. Plans and Specifications.

2.1. Landlord shall retain the services of the space planner/architect designated by Landlord (the “Space Planner”) to prepare a detailed space plan (the “Space Plan”) mutually satisfactory to Landlord and Tenant for the construction of the Tenant Improvements in the Premises. Tenant shall approve or disapprove the Space Plan and any proposed revisions thereto in writing within three (3) business days after receipt thereof, which approval shall not be unreasonably withheld. Additionally, all other consultants, contractor/subcontractors retained by Landlord or Space Planner to perform services related to the construction of the Tenant Improvements shall be subject to Tenant’s approval, which shall not be unreasonably withheld.

2.2. Based on the approved Space Plan, Landlord shall cause the Space Planner to prepare detailed plans, specifications and working drawings for the construction of the Tenant Improvements (the “Plans”). Landlord and Tenant shall diligently pursue the preparation of the Plans. Tenant shall approve or disapprove the Plans and any proposed revisions thereto, including the estimated cost of the Tenant Improvements, in writing within three (3) business days after receipt thereof. If Tenant fails to approve or disapprove the Space Plan or Plans or any revisions thereto within the time limits specified herein, Tenant shall be deemed to have approved the same. Landlord and Tenant shall use diligent efforts to cause the final Plans to be prepared and approved no later than thirty (30) days after the execution of the Lease. Landlord and Tenant shall use diligent efforts to prepare and approve the tenant improvement cost estimate no later than thirty (30) days after completion of the final Plans.

2.3. Landlord shall obtain from Contractor, and cause Contractor to obtain from each subcontractor for the express benefit of Landlord and Tenant, a warranty that the Tenant Improvements have been constructed in accordance with the Plans and Applicable Laws, and in a good and workmanlike manner, and that they shall be free from defects in material and workmanship. Such warranty(ies) shall be effective for a minimum of one (1) year following completion of the Tenant Improvements (collectively, the “Warranties”) and Landlord hereby assigns to Tenant all Warranties, and Tenant hereby waives all claims against Landlord relating to, or arising out of the design or construction of, the Tenant Improvements. Landlord shall not be responsible for errors or omissions contained in the furniture layout design plan, verification of such furniture dimensions, compliance with applicable regulations, or installation of such furniture systems, all of which shall be the responsibility of Tenant’s furniture vendor.

3. Specifications for Standard Tenant Improvements.

3.1. Specifications and quantities of standard building components which will comprise and be used in the construction of the Tenant Improvements (“Standards”) are set forth in Schedule 2 to this Exhibit B. As used herein, “Standards” or “Building Standards” shall mean the standards set forth on Schedule 2 of this Exhibit B, or such other standards of equal or better quality as may be mutually agreed between Landlord and Tenant in writing.

3.2. No deviations from the Standards are permitted.

4. Tenant Improvement Cost.

4.1. Except for the Tenant Improvement Allowance (defined below), the cost of the Tenant Improvements shall be paid for by Tenant, including, without limitation, the cost of: space plans and studies; architectural and engineering fees; permits, approvals and other governmental fees; labor, material, equipment and supplies; construction fees and other amounts payable to contractors or subcontractors; taxes; sales taxes on materials used; filing and recording fees; premiums for insurance and bonds, and all other costs expended or to be expended in the construction of the Tenant Improvements to the extent approved by Tenant pursuant to Section 4.4 below. To the extent that any services performed pursuant to this Agreement are performed by a party affiliated with Landlord, the costs and fees charged by such affiliated entity must be equivalent to those costs or fees charged by a non-affiliated entity involved in an arms-length transaction with Landlord.

4.2. Provided Tenant is not in default (following notice and passage of the applicable cure period) under the Lease, including this Improvement Agreement, Landlord shall contribute a one-time tenant improvement allowance not to exceed $28.00 per rentable square foot, or $700,000.00 based upon 25,000 rentable square feet (which may be adjusted per Section l(c), (“Tenant Improvement Allowance”) to be credited by Landlord toward the cost of the initial Tenant Improvements. If the cost of the Tenant Improvements exceeds the Tenant Improvement Allowance, and Tenant has approved such excess in writing, Tenant shall pay Landlord such excess cost within twenty (20) business days following Substantial Completion. If the final cost of construction is less than the Tenant Improvement Allowance, Landlord shall credit the unused balance against Tenant’s rent obligation.

4.3. If Tenant requests any change(s) in the Plans after approval of the estimate of the cost of the Tenant Improvements and any such requested changes are approved by Landlord in writing in Landlord’s sole discretion, Landlord shall advise Tenant promptly of any cost increases and/or delays such approved change(s) will cause in the construction of the Tenant Improvements. Tenant shall approve or disapprove any or all such change(s) within three (3) business days after notice from Landlord of such cost increases and/or delays. To the extent Tenant disapproves any such cost increase and/or delay attributable thereto, Landlord shall have the right, in its sole discretion, to disapprove Tenant’s request for any changes to the approved Plans. If the cost of the Tenant Improvements increases due to any changes in the Plan(s) requested by Tenant, Tenant shall pay Landlord the amount of such increase (to the extent that the Tenant Improvement Allowance is exhausted) within twenty (20) business days following Substantial Completion.

4.4.

(a) In no event shall any of the following costs or expenses be deducted from the Tenant Improvement Allowance, it being acknowledged that the following costs shall be borne by Landlord:

(i) the Base Building Work;

(ii) attorneys’ fees; and

(iii) any costs which have not been authorized by Tenant pursuant to the procedure set forth in Paragraph (b) below.

(b) All work shall be competitively bid by Landlord, and Tenant may require Landlord to solicit bids from individual qualified, acceptable contractors requested by Tenant. To the extent that any of the above services are performed by a party affiliated with Landlord, the costs and fees charged by such affiliated entity must be equivalent to what would be charged by an entity unaffiliated with Landlord in an arms-length transaction. Prior to commencing construction, Landlord shall present Tenant with a final budget for the cost of construction, and unless such budget is exceeded by virtue of Tenant’s request for a change orders or additional work, Tenant’s responsibility for construction costs shall be limited to those shown on the approved budget.

5. Construction of Tenant Improvements.

5.1. Upon Tenant’s approval of the Plans including the estimate of the cost of the Tenant Improvements, Landlord shall cause its contractor to proceed to secure a building permit and commence construction of the Tenant Improvements provided that Tenant shall cooperate with Landlord in executing permit applications and performing other actions reasonably necessary to enable Landlord to obtain any required permits or certificates of occupancy; and provided further that the Building has in Landlord’s discretion reached the stage of construction where it is appropriate to commence construction of the Tenant Improvements in the Premises.

5.2. Landlord shall not be liable for any direct or indirect damages suffered by Tenant as a result of delays in construction beyond Landlord’s reasonable control, including, but not limited to, delays due to strikes or unavailability of materials or labor, or delays caused by Tenant (including delays by the Space Planner, the contractor or anyone else performing services on behalf of Landlord or Tenant).

5.3. If any work is to be performed on the Premises by Tenant or Tenant’s contractor or agents:

(a) Such work shall proceed upon Landlord’s written approval of Tenant’s contractor, public liability and property damage insurance carried by Tenant’s contractor, and detailed plans and specifications for such work, shall be at Tenant’s sole cost and expense and shall further be subject to the provisions of Paragraphs 10 and 13 of the Lease.

(b) All work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord before such work is commenced, and in any case, all such work shall be performed in accordance with all applicable Regulations. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant’s failure to comply with all applicable Regulations.

(c) If required by Landlord or any lender of Landlord, all work by Tenant or Tenant’s contractor or agents shall be done with union labor in accordance with all union labor agreements applicable to the trades being employed.

(d) All work by Tenant or Tenant’s contractor or agents shall be scheduled through Landlord.

(e) Tenant or Tenant’s contractor or agents shall arrange for necessary utility, hoisting and elevator service with Landlord’s contractor and shall pay such reasonable charges for such services as may be charged by Tenant’s or Landlord’s contractor.

(f) Tenant’s entry to the Premises for any purpose, including, without limitation, inspection or performance of Tenant construction by Tenant’s agents, prior to the date Tenant’s obligation to pay rent commences shall be subject to all the terms and conditions of the Lease except the payment of Rent. Tenant’s entry shall mean entry by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

(g) Tenant shall promptly reimburse Landlord upon demand for any reasonable expense actually incurred by the Landlord by reason of faulty work done by Tenant or its contractors or by reason of any delays caused by such work, or by reason of inadequate clean-up.

6. Completion and Rental Commencement Date.

6.1. Tenant’s obligation to pay Rent under the Lease shall commence on the applicable date described in Paragraph 4 of the Lease. However:

(a) If Tenant delays in preparing or approving the Space Plans or the Plans, or fails to approve the estimate of the cost of the Tenant Improvements or any other matter requiring Tenant’s approval, or to pay the excess cost of Tenant Improvements, in each case within the time limits specified herein; or

(b) If the construction period is extended because Tenant requests any changes in construction, or modifies the approved Plans or if the same do not comply with applicable Regulations; or

(c) If Landlord is otherwise delayed in the construction of the Tenant Improvements for any act or omission of or breach by Tenant or anyone performing services on behalf of Tenant or on account of any work performed on the Premises by Tenant or Tenant’s contractors or agents, then the December 1, 2004 delivery date described in Paragraph 4 of the Lease shall be deemed to be postponed by the total number of days of Tenant delays described in (a) through (c) above (each, a “Tenant Delay”), calculated in accordance with the provisions of Paragraph 6.2 below. Notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred unless and until Landlord has provided notice to Tenant (the “Delay Notice”), specifying the action or inaction by Tenant which Landlord contends constitutes the Tenant Delay. If such action or inaction is not cured by Tenant within three (3) business days of receipt of such Delay Notice (the “Grace Period”), then a Tenant Delay, as set forth in such Delay Notice, shall be deemed to have occurred commencing as of the expiration of the Grace Period. The remedy set forth in this Section 6 for a Tenant Delay shall be the sole remedy of Landlord for such Tenant Delay.

6.2. If the Term of the Lease has not already commenced pursuant to the provisions of Paragraph 4 of the Lease and Substantial Completion of the Tenant Improvements has been delayed on account of any Tenant Delays, then upon actual Substantial Completion of the Tenant Improvements (as defined in Paragraph 4 of the Lease), Landlord shall notify Tenant in writing of the date Substantial Completion of the Tenant Improvements would have occurred but for such Tenant Delays, and such date shall thereafter be deemed to be the Commencement Date for all purposes under the Lease. Tenant shall pay to Landlord, within three (3) business days after receipt of such written notice (which notice shall include a summary of Tenant Delays), the per diem Base Rent times the number of days between the date the Commencement Date would have otherwise occurred but for the Tenant Delays (as determined by the Space Planner or Landlord’s contractor), and the date of actual Substantial Completion of the Tenant Improvements.

6.3. Promptly after Substantial Completion of the Tenant Improvements, Landlord shall give notice to Tenant and Tenant shall conduct an inspection of the Premises with a representative of Landlord and develop with such representative of Landlord a punchlist of items of the Tenant Improvements that are not complete or that require corrections. Upon receipt of such punchlist, Landlord shall proceed diligently to remedy such items at Landlord’s cost and expense provided such items are part of the Tenant Improvements to be constructed by Landlord hereunder and are otherwise consistent with Landlord’s obligations under this Improvement Agreement and provided Tenant has fully paid Landlord for the cost of the Tenant Improvements exceeding the Tenant Improvement Allowance (with any dispute between Landlord and Tenant pertaining thereto to be resolved by the Space Planner or Landlord’s general contractor). Substantial Completion shall not be delayed notwithstanding delivery of any such punchlist.

6.4. A default under this Improvement Agreement shall constitute a default under the Lease, and the parties shall be entitled to all rights and remedies under the Lease in the event of a default hereunder by the other party (notwithstanding that the Term thereof has not commenced).

SCHEDULE 1

TO EXHIBIT B

BASE BUILDING WORK

1. The Building shall include a built-out and finished interior core with stairwell enclosures. The Building core on each floor will include men’s and women’s rest room facilities, with showers in the first floor restrooms, drinking fountain(s), electrical, telephone, janitorial and mechanical closets, stairways and an elevator lobby, all of which shall be of sufficient capacity to serve the Premises. The rest room facilities on each floor of the Premises and in the common areas of the Building meet current applicable federal, state and local governmental codes including ADA.

2. The concrete floor shall have a smoothed trowel finish, level consistent with current industry standards (1/8” within a distance of 10’) for installation of glued-down carpet. Perimeter walls may be utilized for grounded electrical, data communications and telephone wiring installations in the Premises, at locations to be determined by Tenant. Landlord cannot guarantee that upon shell building completion, the moisture content or Ph of the concrete slab and decks are at acceptable levels for floorcovering installation. Any bead blasting, sealing, or other special treatment of the slab or concrete decks necessary for Tenant’s floorcovering is excluded from the Base Building Work.

3. The ground-level building lobby, elevator lobbies and common corridors, shall be fully finished, including finished walls, ceiling, lighting, mechanical and floorcovering.

4. The Building shall be equipped with a fire-alarm system as required by the Fire Marshall having jurisdiction over the property. It shall consist of sprinklers, smoke detectors, internal fire alarm and enunciator system, elevator recall, emergency lighting, self-illuminating exit signs, and extinguishers as required by applicable codes. The sprinkler system will have an approved water flow alarm connection and tamper-proof detection device, connected to a central station or direct to the fire/police departments. It will include all distribution of mains, laterals, uprights and upright heads.

5. Electrical distribution will be provided to the main panel boxes in the electrical closets on each floor. The Building is serviced by a 2,500-amp main service breaker. All panel boards are currently provided with typewritten identification labels identifying what each breaker feeds.

6. The Building ground system is in accordance with the N.E.C. All existing metal conduits, cabinets, raceways, wireways, and non-current carrying metal components of the electrical system are grounded to the equipment grounding system and building steel.

7. The Building is equipped with two 75-ton TRANE units with hot water re-heat variable air volume boxes controlled by an ALC energy management system. Trunk lines are stubbed to first floor and distributed in an “L” formation into each of the two wings of the Building. The system will be designed to maintain temperature and humidity levels specified in accordance with ASHRAE (American Society of Heating, Refrigeration and Air Conditioning Engineers) Standard 55-1981, Thermal Environmental Conditions for Human Occupancy, for employees in typical business attire. Ventilation shall comply with the most current ASHRAE Ventilation Standard with the conditions set forth in ASHRAE 62-1989 as a minimum requirement.

8. Telephone service, as provided by the local utility, will be brought to Building’s main telephone room. If conduit or sleeves are required by local code, base building will include necessary conduit/sleeves to distribute data and telephone cables between floors.

9. One hydraulic passenger/freight elevator is provided. The elevator cab is equipped with an emergency communications/alarm system, including a bell enunciator, connected to a central alarm system. The elevator and elevator controls shall conform to current ADA and be in strict compliance with federal, state and local codes and regulations governing the same.

SCHEDULE 2

TO EXHIBIT B

BUILDING STANDARDS

The following constitutes the Building Standard tenant improvements (“Standards”) in the quantities specified:

MAIN ENTRANCES

Doors:	Recessed 8’ x 10”, single or double doors with sidelights.

Flooring:	Building standard stone flooring in recessed doorway.

DOORS
Interior:	3’ x 8’ 10” solid core, plain sliced cherry, with medium cherry stained finish to match building standard, rated where necessary by building code.

Frames:	Black aluminum door frames with integral 18” sidelights standard on all office and conference room doors.

Hardware:	Schlage ‘L’ series hardware in satin brass finish, non-locking except at entrance/exit doors or as otherwise specified in Plans.

PARTITIONS

Demising Walls:	2 1/2” metal studs at 24” o.c. with 5/8” gypboard, each side.

Interior Walls:	2 1/2” metal studs with 5/8” gypboard on each side, grid height. Conference room walls to be built 6” above grid height with batt insulation.

Paint:	All walls to be taped smooth and ready for finish. Paint color to be chosen by tenant from Landlord’s building standard selection.

CEILING SYSTEM

Height:	9’.

Grid:	2’ x 4’ heavy duty, low gloss white ceiling grid.

Tile:	2’ x 4’ lay in, “second look”, bevel edged, white tile.

LIGHTING	2’ x 4’ fluorescent lights with parabolic lenses installed one fixture per 85 square feet or as required by Title 24.

SPRINKLERS	Installed per code - semi-recessed.

WINDOW COVERINGS

Vertical Blinds:	Off-white color at exterior windows. Interior windows may have horizontal, metal miniblinds, color to match window frame.

FLOORCOVERING

Carpet:	26 ounce loop or cutpile carpeting, glue direct or over pad in private offices. Color to be chosen from Landlord’s building standard selection, or other as specified by Tenant.

Tile:	Armstrong Vinyl Composite Tile to be installed in storage, computer, telephone, break and copy rooms. Color to be chosen by tenant from Landlord’s building standard selection.

Base:	Roppe 4” rubber base set straight over cutpile carpet and coved over loop carpet or tile floor. Color to be chosen by Landlord’s building standard selection.

SUPPLEMENTAL HVAC

Tenant shall have the right to install Supplemental HVAC unit(s) within the premises at its sole cost or as a part of the Tenant Improvement. Tenant shall be responsible for all electrical, maintenance and repair costs for such unit(s), as well as providing Landlord with copies of the maintenance logs provided by the mechanical service company.

COMMUNICATION CABLING

All communication cabling to be Tenant’s responsibility. Note- the Building has an open-air plenum and all cabling shall be required to be plenum rated.

EXHIBIT C

FIRST AMENDMENT TO LEASE AND ACKNOWLEDGMENT

This First Amendment to Lease and Acknowledgment (“First Amendment”) is made as of                     , 19    , with reference to that certain Lease Agreement (“Lease”) by and between                     , a                      corporation, as “Landlord” therein, and                     , as “Tenant” therein, regarding that certain premises (“Premises”) located at                                              , and which is more particularly described in the Lease.

The undersigned hereby confirms the following and the provisions of the Lease are hereby amended by the following:

1) That Tenant accepted possession of the Premises from Landlord on                     , 200  , and acknowledges that the Premises are as represented by Landlord, in good condition and repair; and that the improvements, if any, required to be constructed for Tenant by Landlord pursuant to the Lease, have been so constructed and are satisfactory completed in all respects, excepting                             .

2) That all conditions which are to be satisfied prior to the full effectiveness of the Lease have been satisfied and that Landlord has fulfilled all of its duties of an inducement nature.

3) That in accordance with Section 4 of the Lease, the Commencement Date is                     , 200  , and that, unless sooner terminated, the Expiration Date is                     .

4) That the Lease is in full force and effect and that the same represents the entire agreement between Landlord and Tenant concerning Tenant’s lease of the Premises.

5) That there are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against any amounts owed by Tenant pursuant to the Lease.

6) That Tenant’s obligations to pay the Rent is presently in effect and that all rentals, charges and other obligations on the part of Tenant under the Lease commences to accrue on                     , 20    .

7) That Tenant has not made any prior assignment, hypothecation or pledge of the Lease or of the rents thereunder.

Except as modified herein, the Lease remains in full force and effect.

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date set forth below.

LANDLORD:

By:
Name:
Title:

TENANT:

,
a

By:
Name:
Title:

EXHIBIT D

RULES AND REGULATIONS

1.	Landlord shall have the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally. No tenant shall invite to the demised Premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and facilities of the Building by other tenants.

2.	Landlord reserves the right to close and keep locked all entrance and exit doors of the Building outside of normal business hours as Landlord may deem to be advisable for the protection of the property. All tenants, their employees, or other persons entering or leaving the Building at any time when it is so locked may be required to sign the Building register when so doing, and the watchman in charge may refuse to admit to the Building while it is so locked Tenant or any of Tenant’s employees, or any other person, without a pass previously arranged, or other satisfactory identification showing his right of access to the Building at such time. Landlord assumes no responsibility for any damage resulting from any error in regard to any such pass or identification, or from the admission of any unauthorized person to the Building.

3.	Landlord reserves the right to exclude or expel from the Building or in regard to any such pass or identification, or from the admission of any unauthorized person to the Building, or any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the Rules and Regulations of the Building or in violation of any law, order, ordinance, or governmental regulation.

4.	The entries, corridors, stairways and elevators shall not be obstructed by any tenant, or used for any other purpose than ingress or egress to and from its respective offices. Tenant shall not bring into or keep within the Building any animal or vehicle.

5.	Freight, furniture, business equipment, merchandise and bulky matter of any description ordinarily shall be delivered to and removed from the demised Premises only in the designated freight elevator and through the service entrances and corridors, but special arrangements will be made for moving large quantities or heavy items of equipment and supplies into or out of the Building.

6.	All entrance doors in the demised Premises shall be left locked when the demised Premises are not in use.

7.	Tenant shall not attach or permit to be attached additional locks or similar devices to any door, transom or window of the demised Premises; change existing locks or the mechanism thereof; or make or permit to be made any keys for any door thereof other than those provided by Landlord or as agreed to in the Lease Improvement Plan. (If more than two keys for one lock are desired, Landlord will provide them upon payment therefore by Tenant).

8.	Canvassing, soliciting or peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

9.	Tenant shall not advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto or use the name of the Building for any purpose other than the business address of the Tenant.

10.	The drinking fountains, lavatories, water closets and urinals shall not be used for any purpose other than those for which they were installed.

11.	No awnings or other projections over or around the windows or entrances of the demised Premises shall be installed by any tenant. Tenant shall not change the draperies or the color of induction unit enclosures in any manner which will alter the Building’s appearance from the outside of the Building.

12.	Rooms or other areas used in common by tenants shall be subject to such regulations.

13.	Landlord is not responsible to any tenant for the non-observance or violation of the Rules and Regulations by any other tenant, except if Landlord is separately at fault.

14.	Landlord reserves the right by written notice to Tenant, to rescind, alter to waive any rule or regulation at any time prescribed for the Building when, in Landlord’s reasonable judgment, it is necessary, desirable or proper for the best interest of the Building and its tenants.

15.	The Tenant shall not exhibit, sell or offer for sale on the demised Premises or in the Building any article or thing except those articles and things essentially connected with the stated use of the demised Premises by the Tenant without the advance consent of the Landlord.

16.	The Tenant shall never use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without the Landlord’s consent.

17.	The Tenant shall cooperate fully with the Landlord to assure the effective operation of the Building’s air conditioning system. If Tenant shall so use the demised Premises that noxious or objectionable fumes, vapors and odors exist beyond the extent to which they are discharged or eliminated by means of the flues and other devices contemplated by the various plans, specifications and leases, then Tenant shall provide proper ventilating equipment for the discharge of such excess fumes, vapors and odors so that they shall not enter into the air conditioning system or be discharged into other vents or flues of the Building or annoy any of the tenants of the Building or adjacent properties. The design, location and installation of such equipment shall be subject to Landlord’s approval.

18.	All loading and unloading of merchandise, supplies, materials, garbage and refuse shall be made only through such entryways and elevators and at such times as the Landlord shall designate. In its use of the loading areas in the basement, the Tenant shall not obstruct or permit the obstruction of said loading area and at no time shall park or allow its officers, agents or employees to park vehicles therein except for loading or unloading.

19.	There shall not be used or kept anywhere in the Building by any tenant or persons or firms visiting or transacting business with a tenant any hand trucks, except those equipped with rubber tires and side guards, or other vehicles of any kind.

20.	The Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the Building employees or employees of contractors doing work or performing services by or on behalf of the Landlord.

21.	No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the demised Premises without the prior written consent of the Landlord.

22.	No sign, advertisement notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the demised Premises or of the Building, without the prior written consent of Landlord. In the event of any violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a quality, quantity, type, design, color, size, style, composition, material, location and general appearance acceptable to Landlord.

23.	The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills, or in the public portions of the Building.

24.	Tenant shall not mark, paint, drill into or in any way deface any part of the demised Premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

25.	No animal or bird of any kind shall be brought into or kept in or about the demised Premises or the Building.

26.	Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the demised Premises any inflammable, combustible or explosive fluid, chemical or substance.

27.	No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

28.	Landlord shall have the right to prohibit any advertising referring to the Building which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a first-class building for offices, and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

29.	Tenant’s contractors shall, while in the Building or elsewhere in the complex of which the Building forms a part, be subject to and under the control and direction of the Superintendent of the Building (but not as agent or servant of said Superintendent or of Landlord).

30.	If the demised Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the demised Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

31.	The requirements of Tenant will be attended to only upon application at the office of the Building. Building personnel shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

32.	Excepting bottled water utilized by Tenant and the supplemental HVAC approved by Landlord pursuant to Schedule 2 to Exhibit B, no water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord.

33.	Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the demised Premises.

34.	Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the demised Premises, nor shall Tenant use any picture of the Building in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefore.

EXHIBIT E

JANITORIAL SPECIFICATIONS

RESTROOMS

DAILY:

1.	Clean and sanitize commodes, urinals, sinks and countertops.

2.	Clean and refill dispensers.

3.	Clean mirrors and polish chrome.

4.	Empty all trash receptacles and women’s sanitary receptacles.

5.	Spot wash walls, partitions and doors.

6.	Sweep and damp mop floors with disinfectants.

WEEKLY:

1.	Pour disinfectant down floor drains.

2.	Dust horizontal surfaces (mirrors, partitions, walls, etc.).

MONTHLY:

1.	Seal and wax floors; strip if necessary.

2.	Dust air vents.

COMMON AREAS

DAILY:

1.	Vacuum all carpets (including edges and stairwells) and spot clean as required.

2.	Damp mop all tile floors, where applicable.

3.	Spot clean all glass entrances.

4.	Clean complete interior and exterior cab including vacuuming, wiping elevator thresholds/tracks, mirrors (if required), etc.

5.	Spot clean walls wherever needed.

6.	Maintain janitorial storage areas in a neat and orderly manner.

7.	Dust all horizontal surfaces to include picture frames, woodwork, doorjambs, window mullions, etc.

8.	Clean directory glass, drinking fountains and firehouse glass, as needed.

9.	Spot clean walls, door surfaces, glass, woodwork, etc.

10.	Spot clean carpet as needed.

11.	Empty building entrance ash urns and trash receptacles (interior & exterior).

WEEKLY:

1.	Clean and polish railing in lobby where applicable.

2.	Sweep and clean all walkways and verandas.

3.	Clean all air vents and signs.

4.	Clean kick plates and thresholds.

MONTHLY:

1.	Clean lobby tile floors.

2.	Sweep and dust stairwells.

3.	Shampoo elevator cabs and common area carpet.

4.	Dust return air vents.

AS REQUIRED:

1.	Remove cobwebs from high areas.

2.	Clean smudges, marks, etc. on all doors (i.e. restrooms, tenant suites, janitorial closets, SMUD/Electrical rooms, etc.)

TENANT SUITES

1.	Vacuum all open carpet and spot clean as required.

2.	Empty all wastebaskets and remove trash to designated areas.

3.	If applicable to the building, empty any large recycle bins to designated areas.

4.	Thoroughly dust and clean all office furnishings including telephone sets, wall switches, kitchen countertops, shelving, credenzas, thermostats, etc. (Desk tops to be worked out with property management, if required).

5.	Spot clean all walls, door surfaces, glass, woodwork, etc.

6.	Restock kitchen, break room, & restroom supplies, as required.

EXHIBIT E

CONTINUED

WEEKLY:

1.	Dust all table legs, chairs and windowsills.

2.	Clean and dust all high surfaces including ceiling vents, partition ledges, doorjambs, etc.

MONTHLY:

1.	Clean and dust all low surfaces including baseboards.

2.	Vacuum all non-reached areas including corners, behind desks, edges, etc.

3.	Wash all interior partition glass.

4.	Seal and wax any VCT (vinyl) and hard surface flooring; strip if necessary.

QUARTERLY:

1.	Dust blinds where applicable.

DAY CUSTODIAN ASSIGNMENTS

1.	The entrance lobby and plaza areas are to be kept neat and clean at all times.

2.	Unlock doors of building at specified time.

3.	Clean and maintain all lobbies and hallways, doors, drinking fountains, exit signs, etc.

4.	Clean entry and exit doors on both sides of building daily.

5.	Clean window and side glass in all hallways weekly.

6.	Wipe down metal and marble surfaces daily.

7.	Dust and polish all brass daily.

8.	Clean cigarette urns and screen sand daily as necessary.

9.	Empty trash receptacles as necessary.

10.	Clean lobby elevator saddles, doors and frames daily.

11.	Clean sides of elevator cars daily.

12.	Check all rest rooms daily and restock.

13.	Sweep off walkways removing dirt and debris.

14.	Change lights and ceiling tiles as necessary.

15.	Wash lower lobby windows as necessary.

16.	Perform miscellaneous project for property manager.

17.	Report arrival and departure to property manager.

18.	Insure outside parking lot drains are free of debris.

Exhibit F

Lender’s Standard Form Subordination and Non-Disturbance Agreement

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

CITYBANK

201 Merchant Street

Honolulu, Hawaii 96813

Attention:

Assessor’s Parcel No.:

SUBORDINATION, NONDISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE:	THIS SUBORDINATION AGREEMENT RESULTS IN THE LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) made to be effective as of the      day of                      2003, by and among CITY BANK, a Hawaii banking corporation (“Lender”), (“Landlord”), and (“Tenant”);

W I T N E S S E T H

WHEREAS, Lender is or will be the owner and holder of a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of                  , 2003 (the “Deed of Trust”), covering the real property described in EXHIBIT “A”, attached hereto and made a part hereof for all purposes, and the buildings and improvements thereon, provided in the Lease (as hereinafter defined) (hereinafter collectively called the “Property”), which Deed of Trust shall be recorded in the Official Records of                      County, California, securing the payment of a loan (the “Loan”) made by Lender to Borrower, pursuant to that certain Loan Agreement dated as of                     , 2003 (“Loan Agreement”), and that certain Promissory Note by Borrower in favor of Lender dated as of                     , 2003 (“Note”) (with the Loan Agreement, Note, Deed of Trust and the other documents executed by Borrower in connection with the Loan being hereinafter sometimes referred to individually and collectively as “Loan Documents”); and

WHEREAS, Tenant is the holder of a leasehold estate pursuant to a lease (hereinafter called the “Lease”) covering a portion of the Property as more particularly described in Supplement I (“Premises”); and

WHEREAS, Borrower (with such party and its successors and assigns occupying the position of landlord under the Lease being referred to collectively hereinafter as “Landlord”) has assigned its rights as landlord under the Lease to Lender to facilitate repayment of the Loan and performance of its obligations under the Deed of Trust; and

WHEREAS, Tenant and Lender desire to confirm their understanding with respect to the Lease and the Deed of Trust;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender and Tenant hereby agree and covenant as follows:

1. SUBORDINATION. The Lease is hereby made, and shall at all times continue to be, subject and subordinate in each and every respect, to the lien of the Deed of Trust and to any and all liens, interests and rights created thereby and to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Deed of Trust or the indebtedness or other obligations secured thereby.

2. NONDISTURBANCE. So long as Tenant is not in default (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, (a) Tenant’s possession of the Premises and Tenant’s rights and privileges under the Lease, or any extensions or renewals thereof, shall not be diminished or interfered with by Lender in the exercise of any of its rights under the Loan Documents or by any party who acquires the Property from Lender as a result of the exercise by Lender of any such rights, (b) Tenant’s occupancy of the Premises shall not be disturbed by Lender in the exercise of any of its rights under the Loan Documents during the term of the Lease or any extensions or renewals thereof or by any party who acquires the Property from Lender as a result of the exercise by Lender of any such rights, and (c) Lender will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Deed of Trust or any other instrument evidencing or securing the Loan.

3. ATTORNMENT. If any proceedings are brought for the foreclosure of the Deed of Trust, or if the Property is sold pursuant to a trustee’s sale under the Deed of Trust, or if Lender becomes owner of the Property by acceptance of a deed or assignment in lieu of foreclosure or otherwise, Tenant shall attorn to the Lender or purchaser, as the case may be, upon any such foreclosure sale or trustee’s sale, or acceptance by Lender of a deed or assignment in lieu of foreclosure, and Tenant shall recognize Lender or such purchaser, as the case may be, as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time, and from time to time, within five (5) business days after the request of Landlord, any holder(s) of any of the indebtedness or other obligations secured by the Deed of Trust, or any such purchaser, all instruments or certificates which, in the reasonable judgment of Landlord, such holder(s) or such purchaser, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment. In the event of any such attornment, Tenant further waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligation of Tenant thereunder as a result of any such foreclosure proceeding or trustee’s sale.

4. LENDER’S RIGHTS, REMEDIES AND LIABILITY AS A LANDLORD OR LENDER IN POSSESSION. If Lender shall succeed to the interest of Landlord under the Lease in any manner, or if any purchaser acquires the Property upon any foreclosure of the Deed of Trust or any trustee’s sale under the Deed of Trust, Lender or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be performed that Landlord had or would have had if Lender or such purchaser had not succeeded to the interest of Landlord. Thereafter, Lender or such purchaser shall be bound to Tenant under all the terms, covenants, and conditions of the Lease, and Tenant shall, from and after the succession to the interest of Landlord under the Lease by Lender or such purchaser, have the same remedies against Lender or such purchaser for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord if Lender or such purchaser had not succeeded to the interest of Landlord, and Tenant shall be bound to Lender or such purchaser under all of the terms, covenants and conditions of the Lease. However, Lender or such purchaser shall not be:

(a) liable for any act or omission of any prior landlord (including Landlord); or

(b) subject to offsets or defenses which Tenant might have against any prior landlord (including Landlord); or

(c) bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord), unless the same was paid to and received by Lender; or

(d) bound by any representation or warranty contained in the Lease or made by any party to Tenant, including, but not limited to, Landlord; or

(e) bound by any amendment or modification of the Lease made without Lender’s consent; or

(f) liable for any security deposit or other sum(s) paid by Tenant to Landlord.

Neither Lender nor any other party who from time to time shall be included in the definition of Lender hereunder, shall have any liability or responsibility under or pursuant to the terms of this Agreement from the date it ceases to own an interest in or to the Property. Tenant further acknowledges and agrees that neither Lender nor any purchaser of the Property at any foreclosure sale nor any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Lender or of any such purchaser or grantee, has or shall have any personal liability for the obligations of Landlord under the Lease, except to the extent of the rents, security deposits, and insurance and condemnation proceeds actually received and the equity in the Property then owned by such party.

5. NO WAIVER. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord under the Lease in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed.

6. NOTICES. Tenant hereby acknowledges and agrees that:

(a) From and after the date hereof, in the event of any act or omission of Landlord which would give Tenant the right, either immediately or after notice, the lapse of time, or both, to terminate the Lease or to claim a partial or total eviction, Tenant will not exercise any such right (i) until it has given written notice of such act or omission to Lender, and (ii) until the expiration of thirty (30) days following such giving of notice to Lender in which time period Lender shall be entitled to cure any such acts or omissions of Landlord, or begin the cure and diligently pursue the cure if such cure, by its nature, cannot reasonably be effected within such thirty (30) day period.

(b) Tenant shall send to the Lender a copy of any default, notice or statement sent by Tenant to Landlord under the Lease, at the same time such default, notice or statement is sent to Landlord.

(c) If Lender notifies Tenant of a default under the Deed of Trust and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant shall honor such demand and pay its rent and all of the sums due under the Lease directly to Lender or as otherwise required pursuant to such notice. In connection therewith, Landlord, by its execution of this Agreement, hereby acknowledges and agrees that in the event of a default under the Deed of Trust, Tenant may pay all rents and all of the sums due under the Lease directly to Lender as provided hereinabove upon notice from Lender that Landlord is in default. If Tenant shall make rental payments to the Lender following receipt of notice that Landlord is in default, Landlord hereby waives any claims against Tenant for the amount of such payments made by Tenant to Lender.

7. COVENANTS. Tenant shall not, without obtaining the prior written consent of Lender, (a) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof, (b) voluntarily surrender the Premises or terminate the Lease without cause, or (c) assign the Lease or sublet the Premises other than pursuant to the provisions of the Lease.

8. AMENDMENTS/SUCCESSORS. This Agreement and the Lease may not be amended or modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns, and any purchaser or purchasers at foreclosure of the Property, and their respective heirs, personal representatives, successors and assigns.

9. NOTICE OF MORTGAGE. To the extent that the Lease shall entitle the Tenant to notice of any mortgage or deed of trust, this Agreement shall constitute such notice to the Tenant with respect to the Deed of Trust and to any and all modifications, renewals, extensions, replacements and/or consolidations of the Deed of Trust and to any and all other mortgages or deeds of trust which may hereafter be subject to the terms of this Agreement as provided above. Tenant has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder other than that given to Lender. Tenant consents to the Deed of Trust and to the assignment of Landlord’s rights under the Lease to Lender. Lender may, at its election, in its sole and absolute opinion and judgment, subordinate the lien of the Deed of Trust to the Lease and the leasehold interest created thereby, and make said lien subject to the Lease by providing Landlord and Tenant written notice of such election at any time prior to completion of a foreclosure of the Deed of Trust, whether judicial or through the power of sale contained in the Deed of Trust, or the acceptance of any assignment or deed in lieu of foreclosure. From and after delivery of such notice to Tenant, the lien of the Deed of Trust shall be subject and subordinate to the Lease and the leasehold estate created thereby.

10. MULTIPLE COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

11. CAPTIONS. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

NOTICE:	THIS SUBORDINATION AGREEMENT CONTAINS A PROVISION WHICH MAY ALLOW THE PARTIES AGAINST WHOM YOU CLAIM AN EQUITABLE INTEREST IN REAL PROPERTY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the day and year first above written.

“Lender”

CITY BANK, a Hawaii banking corporation

By:
Name:
Title:

“Landlord”

By:
Name:
Title:

By:
Name:
Title:

“Tenant”

By:
Name:
Its:

[ALL SIGNATURES MUST BE ACKNOWLEDGED]

STATE OF CALIFORNIA	)
) ss
COUNTY OF	)

On                     , before me,                                 , a Notary Public in and for said County and State, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF CALIFORNIA	)
) ss
COUNTY OF	)

On                     , before me,                         , a Notary Public in and for said County and State, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

Exhibit G

Signage Guidelines

Gold Pointe Sign Criteria. The following criteria will aid in eliminating excessive and confusing sign displays, preserve and enhance the appearance of the Gold Pointe Corporate Center development values, and will encourage signage, which by good design, is integrated with and is harmonious to the buildings and sites that it occupies. These sign requirements are intended to complement the County of Sacramento sign ordinances.

1.	General Requirements.

a.	A sign program shall be submitted to the Architectural Committee along with each individual project special permit application to the County Planning staff.

b.	In no case shall flashing, moving or audible signs be permitted.

c.	In no case shall the wording of the signs describe the product sold, prices, or any type of advertising except as part of the occupant’s trade name or insignia.

d.	No signs shall be permitted on canopy roofs or building roofs.

e.	No sign or any portion thereof may project above the building or top of the wall upon which it is mounted.

f.	No signs perpendicular to the front of the building shall be permitted.

g.	No exposed bulb sign shall be allowed.

h.	No off-site signage shall be allowed.

2.	Design Requirements.

a.	The location of signs shall be only as shown on the special permit site plan approved by the Architectural Committee and Sacramento County.

b.	All electrical signs shall bear the UL label and their installation must comply with all local building and electrical codes.

c.	No exposed conduit, tubing, or raceways will be permitted.

d.	No exposed neon lighting shall be used on signs, symbols, or decorative elements.

e.	All conductors, transformers, and other equipment shall be concealed.

f.	All signs, fastenings, bolts and clips shall be of hot dipped galvanized iron, stainless steel, aluminum, brass or bronze, no black iron of any type will be permitted.

g.	All exterior letters or signs exposed to the weather shall be mounted at least three-fourths inch (3/4”) from the building to permit proper dirt and water drainage.

h.	Location of all openings for conduit and sleeves in sign panels of building shall be indicated by the sign contractor on drawings submitted to the Architectural Committee. Installation shall be in accordance with the approved drawings.

i.	No signmakers labels or other identification will be permitted on the exposed surface of signs, except those required by local ordinance which shall be located in an inconspicuous locations.

3.	Individual Lot Building Attached Signs.

a.	If the specific signage program is not known, the applicant shall designate a zone or alternative zones on the building facade(s) on which attached signage may be located and the location or alternative locations of detached signage. The Architectural Committee shall approve the acceptable location(s) or zone(s) as part of a Special Permit application process.

b.	A specific or conceptual location sign program shall be submitted with individual project Special permit applications per Section 12.4.1(a).

c.	All signs shall comply with the following material, construction and Design, and shall be approved by the Architectural Committee and the appropriate Sacramento County Agency consistent with these guidelines:

i.	Signs may be constructed of solid metal individual letters, marble, granite, ceramic tile or other comparable materials which convey a rich quality, complimentary to the material of the building exterior. Examples of acceptable metal materials are chrome, brass, stainless steel or fabricated sheet metal. Plastics or wood signs are specifically prohibited.

ii.	Individual solid metal letters shall be applied to the building face with a non-distinguishable background. Letters shall be pegged-out from the building face at least one and one-half (1 1/2) inches and be reverse pan channel construction in one of the following:

a.	Fabricated aluminum letters with a polished chrome-plated finish in fourteen (14) gauge aluminum with three inch (3”) returns.

b.	Fabricated polished brass letters with clear lacquer finish in fourteen (14) gauge brass plate with three inch (3”) returns.

c.	Fabricated sheet metal letters painted Dourandodic Bronze #313 or semi-gloss enamel in fourteen (14) gauge sheet metal with three inch (3”) returns. If painted, only subdued hues or color tones may be used. Examples of such color tones are dark blue, rust, green, brown and black.

4.	Illumination.

a.	Letters may be internally illuminated to create a halo backlighted effect or non-illuminated letters shall be lighted with white neon tubing and thirty (30) milliamperes transformers.

b.	Lighting shall not produce a glare on another properties are in the vicinity and the source of light shall not be visible from adjacent property or a public street.

c.	Internally lit plastic signs are prohibited.

5.	Location.

a.	Signs must be attached to and parallel to a building face. A sign may not project above the wall on which it is located.

b.	Signs may be located anywhere on face of building subject to (c) below and approval of the Architectural Committee, and may be oriented toward the freeway.

c.	Signs may be located in the upper signage area. Upper signage area shall be defined as the area bounded by the (i) top of the windows of the tallest floor of the building; (ii) the building parapet line; and (iii) the two vertical edges of the building face on which the sign is attached.

6.	Wording and Logos.

a.	A sign may consist of a company logo and /or a company name. No other wording is permitted.

7.	Maximum Signage.

a.	A sign located in the upper signage area shall not exceed 10 percent of that area.

b.	The length of a sign shall not exceed 30 percent of the length of linear building face on which the sign is affixed.

c.	In a scale consistent with (A), (B), and (C) above, the Planning Director shall determine the maximum size of the following types of signs:

i.	Signs located other than as specified in (a) and (c) above.

ii.	Signs located on buildings with a unique or unusual architectural design.

Exhibit H

Tenant Parking Area

Exhibit I

EXCLUSIONS FROM OPERATING EXPENSES

AND REAL ESTATE TAXES

Landlord and Tenant agree that the “Operating Expenses and Real Estate Taxes” shall not include any of the following”

(a)	Any ground lease rental;

(b)	Costs incurred by Landlord with respect to goods and service (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is entitled to reimbursement for such costs other than through the operating expense pass-through provisions of such tenants’ leases;

(c)	Costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants, warrantors or other third parties;

(d)	Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(e)	Salaries and bonuses of officers and executives of Landlord above the level of Building manager;

(f)	Depreciation and amortization, except as provided herein, and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, all as determined in accordance with generally accepted accounting practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its useful life;

(g)	Attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building (including costs incurred due to Violations by tenants of the terms and conditions of their leases);

(h)	Costs of a capital nature, including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools, all as determined in accordance with generally accepted accounting practices, consistently applied;

(i)	Brokerage commissions, finders’ fees, attorneys’ fees and other costs incurred by Landlord in leasing or attempting to lease space in the Building;

(j)	Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(k)	Costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building;

(l)	Any costs representing an amount paid to any person, firm, corporation or other entity related to or affiliated with landlord, which amount is in excess of the amount which would have reasonably been paid in the absence of such relationship for comparable work or services involving the Building or comparable buildings in the area in which the Building is located;

(m)	Interest, points, and fees on debt or amortization on any mortgage or mortgages encumbering the Building;

(n)	Landlord’s general corporate overhead, except as it relates to the specific management of the Building;

(o)	Subject to the provision set forth in subparagraph (h) above, rental payments incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial, parking lot maintenance, window washing or similar services;

(p)	Advertising and promotional expenditures and, except for the Building directory and interior signs identifying retail use tenants and signage for various equipment room and common areas, costs of signs in or on the Building identifying the owner or any tenant of the Building;

(q)	All items and services for which Tenant or any other tenant in the Building reimburses Landlord (other than through operating expenses pass-through provisions) or which Landlord provides selectively to one or more, but not all, tenants without reimbursement;

(r)	Tax penalties and interest incurred as a result of landlord’s negligence or inability or unwillingness to make tax payments when due, so long as such penalties or interest do not result from Tenant’s breach of the Lease or Tenant’s failure to make timely payment of any sum due under the Lease;

Exhibit I

Continued

(s)	Any charge or expense to the extent that it is in excess of that charged by landlords for similar buildings in the area in which the Building is located;

(t)	Costs due to violation of law; and

AMENDMENT NUMBER ONE TO THAT LEASE AGREEMENT BETWEEN GOLD POINTE E, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, AS LANDLORD, AND EHEALTHINSURANCE SERVICES, INC, A DELAWARE CORPORATION, AS TENANT, DATED JUNE 10, 2004, FOR THE PREMISES LOCATED AT 11919 FOUNDATION PLACE, SUITE 100, GOLD RIVER, CALIFORNIA.

Effective December 23, 2005, the above described Lease Agreement shall be modified as follows:

The Basic Lease Information – Premises shall be replaced in its entirety as follows:

Tenant Contact:	Stuart Huizinga eHealthInsurance Services, Inc. 440 Middlefield Avenue Mountain View, CA 94043 650/210-3180 650/961-2135

Premises:	The Premises referred to in this Lease consist of approximately 25,747 rentable square feet on the first floor of the Building.

Tenant’s Proportionate Share:	40.74%, based on a Building rentable area of approximately 63,202 square feet.

Lease Commencement Date:	December 20, 2004

Lease Expiration Date:	May 31, 2010

Base Rent:	Months:	Monthly Base Rent for Premises

	12/20/04-05/19/05:	Free Rent and Building Operating Expenses.
	05/20/05-05/31/05:	$18,126.00
	06/01/05-11/30/07:	$45,315.00
	12/01/07-05/31/10:	$47,632.00

All other terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year written below.

LANDLORD:

GOLD POINTE E, LLC, a California limited liability company

By:	/s/ Michael E. Diepenbrock,
Michael E. Diepenbrock,
Managing Member

TENANT:

EHEALTHINSURANCE SERVICES, INC. A Delaware Corporation

By:	/s/ Stuart Huizinga
Stuart Huizinga
Its:	Chief Financial Officer

ORIGINAL

SECOND AMENDMENT TO STANDARD LEASE AGREEMENT (OFFICE)

Gold Pointe Corporate Center

11919 Foundation Place, Gold River, CA 95670

This Second Amendment to Standard Lease Agreement (Office) dated for reference purposes as June 15, 2005 (the “Second Amendment”), is entered into by and between Carlsen Investments, LLC a California limited liability company as successor in interest to Gold Pointe E, LLC, a California limited liability company, (“Landlord”), and EHealthInsurance Services, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord’s predecessor-in-interest and Tenant entered into that certain Standard Lease Agreement (Office) dated as of June 10, 2004 (“Original Lease”), for certain premises, more particularly described therein (“Premises”), located in the building at 11919 Foundation Place, Suite 100, Gold River, California 95670 (“Building”).

B. The Original Lease, Amendment Number One dated December 23, 2004 and Exhibits A, A-1, B, C, D, E, F, G, H and I shall hereinafter be referred to as the “Lease.”

C. The Premises currently comprises a total of approximately twenty-five thousand seven hundred forty seven (25,747) rentable square feet. It is now the intention of the parties to amend the Lease to expand the Premises into Suite 250 on the second floor of the Building by approximately three thousand sixty-six (3,066) rentable square feet including (2,804) usable square feet, (the “Expansion Premises”) to total approximately twenty-eight thousand eight hundred thirteen (28,813) rentable square feet within the Building (the “Amended Premises”) and to amend other matters as herein provided.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreement of the parties hereto to the terms and conditions set forth below, the parties agree as follows:

AGREEMENT

1. Effective Date. This Second Amendment shall be effective on the date when executed by both Landlord and Tenant and Landlord has delivered a fully executed Second Amendment to Tenant, which date shall hereinafter be referred to as the “Effective Date.”

2. Lease at 11919 Foundation Place, Suite 250. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the “Expansion Premises”, 11919 Foundation Place, Suite 250, Gold River, California on all the terms and conditions set forth in the Lease, subject to the terms and conditions of this Second Amendment. All references in the Lease to the “Amended Premises” and the “Expansion Premises” demised under this Second Amendment and as referenced on the attached Exhibit A.

3. Term. The term of the Lease for the “Expansion Premises” shall be co-terminus with the Lease Term for the “Premises” commencing upon the earlier of the following dates (the “Commencement Date”): (i) the date on which the “Expansion Premises” is Substantially Complete (as defined below); (ii) the date on which the “Expansion Premises” would have been Substantially Complete had there been no delays caused by or attributable to the

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Tenant; or (iii) the date upon which the Tenant takes possession of the “Expansion Premises” with the Landlord’s written consent. Within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute an amendment to this Lease setting forth the Commencement Date for the Expansion Premises. For purposes of the foregoing, the “Expansion Premises” shall be deemed to be “Substantially Complete” when (i) Tenant is tendered direct access to the “Expansion Premises” with building services furnished to the “Expansion Premises”, and (ii) the identified construction to be provided by Landlord, as set forth in this Second Amendment has been completed, with the exception of minor punch list items. Completion of Landlord’s construction shall be certified by Landlord’s contractor that the defined scope of work has been completed.

4. Rent. The Base Rent for the “Expansion Premises” shall be on the same terms and conditions as set forth in Amendment Number One to the Lease, Base Rent, excepting therefrom Tenant shall be entitled to Base Rent and Operating Expense abatement for the “Expansion Premises” for the initial two (2) months of the lease term effective with the Commencement Date. Subject to the rent abatement, Tenant’s Base Rent for the “Expansion Premises” effective with the Commencement Date shall be $5,396.16 per month.

5. Tenant’s Proportionate Share. Tenant’s proportionate share of the total rentable area of the Building shall be increased by 4.85% to 45.59% effective with the “Commencement Date”.

6. Tenant Improvements. Landlord shall provide Tenant a tenant improvement allowance in the amount of $28.00 per rentable square foot, or $85,848, in accordance with Exhibit B, Lease Improvement Agreement to the Lease.

7. Ratification. Except as modified by this Second Amendment, the Lease is ratified, affirmed, in full force and effect, and incorporated herein by this reference. This Second Amendment is intended to modify the lease and shall be deemed to amend any language in the Lease which is read or interpreted contrary to the agreements set forth herein. Any covenant or provision of the Lease which is not inconsistent with this Amendment shall remain in full force and effect.

8. Counterparts. This Second Amendment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Signatures begin on next page

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date set forth below.

LANDLORD:

CARLSEN INVESTMENTS, LLC a California limited liability company

By:	/s/ James R. Carlsen
James R. Carlsen,
Managing Member

Date: June 16, 2005

Address:	c/o PDC Properties, Inc. 8395 Jackson Road, Suite F Sacramento, CA 95826

TENANT:

EHEALTHINSURANCE SERVICES, INC. a Delaware corporation

By:	/s/ Stuart Huizinga
Stuart Huizinga,
Chief Financial Officer

Date: June 24, 2005

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